EXHIBIT 10.72

SECURITIES PURCHASE AGREEMENT

by and between

IMPCO TECHNOLOGIES, INC.

and

BISON CAPITAL STRUCTURED EQUITY PARTNERS, LLC

Senior Subordinated Secured Promissory Note Due July 18, 2007

Warrant to Purchase Shares of Common Stock

Dated as of July 18, 2003

i

v

TABLE OF CONTENTS

EXHIBITS

A	Form of Note
B	Form of Warrant Agreement
C	Form of Guarantee
D	Form of Consent to Assignment of Agreement
E	Form of Registration Rights Agreement
F	Form of Compliance Certificate
G	Form of Intercreditor Agreement
H	Form of Solvency Certificate
I-1	Form of Opinion of Company U.S. Counsel
I-2	Form of Opinion of Company Italian Counsel
J	Form of Collateral Access Agreement
K	Form of Intellectual Property Security Agreement
L	Form of Pledge Agreement
M	Form of Control Agreement
N	Projections
O	Form of Security Agreement
P	Form of Joinder Agreement
Q	Financial Statements
R	Deed of Pledge
S	Irrevocable Instructions

SCHEDULES

Schedule 1	Securities
Schedule 2	Affiliates
Schedule 3	Senior Credit Documents
Schedule 3.11	Pro Forma Balance Sheets
Schedule 5.3	Location of Chief Executive Office; FEIN; Jurisdiction of Organization
Schedule 5.5(b)	Capital Equity
Schedule 5.10	Environmental Condition
Schedule 5.11	Brokerage Fees
Schedule 5.12	Proprietary Rights
Schedule 5.14	Bank Accounts
Schedule 5.16	Indebtedness
Schedule 5.18	Use of Proceeds
Schedule 5.21	ERISA
Schedule 5.22	Taxes
Schedule 5.23	Contingent Obligations
Schedule 5.24	Other Obligations
Schedule 5.26	Relationship with General Electric Company
Schedule 8.2	Reporting Package
Schedule 9.2	Liens
Schedule 9.3	Fundamental Changes
Schedule 9.12	Transaction with Affiliates
Schedule 9.14	Directors’ Fees

TABLE OF CONTENTS

Schedule 9.24	Partnerships and Joint Ventures

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of July 18, 2003, by and between IMPCO TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and BISON CAPITAL STRUCTURED EQUITY PARTNERS, LLC, a Delaware limited liability company (“Bison Capital” or “Purchaser”).

WITNESSETH

WHEREAS, the Company wishes to sell to Bison Capital and Bison Capital wishes to purchase from the Company (i) a senior subordinated secured promissory note (the “Note”) due July 18, 2007, in the principal amount set forth in Schedule 1, and (ii) a warrant (the “Warrant”) to purchase the number of shares of Common Stock set forth in Schedule 1, (the “Warrant Securities”), in each case upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Account Debtor” shall mean any Person who is or who may become obligated under, with respect to, or on account of, an Account, Chattel Paper, or a General Intangible.

“Accounts” shall have the meaning assigned to that term in the Security Agreement.

“Acknowledgement and Consent” shall mean an Acknowledgement and Consent executed by each issuer of the stock pledged pursuant to the Transaction Documents, substantially in the form of Acknowledgement and Consent attached to the Stock Pledge Agreement.

“Affiliate” shall mean any Person (a) directly or indirectly controlling, controlled by, or under common control with, the Company, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the Company, or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Company, excluding, in each case, Purchaser and its affiliates (other than the Credit Parties), and shall include, without limitation, each of the Persons identified on Schedule 2, each of the Company’s Executive Officers or Representatives that meets the criteria in any of clauses (a), (b) or (c) of this definition, and each of their respective successors (whether or not such successors hold different or additional offices than the Persons they succeed). For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall have the meaning set forth in Section 1504(a) of the Code.

“Agreement” shall mean this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof.

“Asset Disposition” shall mean the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise of any of the following: (a) any of the Equity of the Company, any of its Subsidiaries or any other Credit Party or (b) any or all of the assets of the Company, any of its Subsidiaries or any other Credit Party other than sales of Inventory or Equipment in the ordinary course of business consistent with prudent business practice.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as in effect from time to time, and any successor statute thereto.

“Benefit Plans” shall have the meaning assigned to that term in Section 5.21.

“Bison Capital” shall have the meaning set forth in the first paragraph of this Agreement.

“BOFA Credit Agreement” shall mean that certain Business Loan Agreement, dated as of April 30, 2001, by and between the Company and Bank of America, N.A., as amended to the date hereof and as further amended and extended.

“Books” means all of the Company’s, its Subsidiaries’ or any other Credit Party’s books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of the Company’s, its Subsidiaries’ or the other Credit Parties’ Records relating to its or their business operations or financial condition, and all of its or their goods or General Intangibles related to such information).

“BRC” shall mean B.R.C. Societa a Responsabilità Limitata, an Italian limited liability company.

“BRC Agreements” shall collectively mean the BRC Sale and Purchase Agreement, the BRC Option Agreement, the BRC Lock-up Agreement, the BRC Option Deed and the BRC Shareholders Agreement, together with all amendments thereof and other documents ancillary thereto.

“BRC Consent and Assignment” shall mean that certain Consent to Consignment, dated as of the date hereof, by and among the Company, the BRC Shareholders and Purchaser.

“BRC Lock-up Agreement” shall mean, collectively, the form of lockup agreement contemplated by the BRC Option Agreement and executed by each of the BRC Shareholders in favor of the Company, as amended from time to time.

“BRC Option Agreement” shall mean that certain Option Agreement, dated as of October 3, 2002, by and among the Company and the controlling shareholders of BRC, as amended from time to time.

“BRC Option Deed” shall mean that certain Options Deed, dated as of May 8, 2003, by and among Mariano Costamagna, Pier Antonio Costamagna and the Company.

“BRC Sale and Purchase Agreement” shall mean that certain Sale and Purchase Agreement, dated as of May 8, 2003, by and among the Company and the BRC Shareholders, as amended from time to time.

“BRC Shareholders” shall mean each of Mariano Costamagna, Pier Antonio Costamagna, Bruna Giachino and Carla Borgogno.

“BRC Shareholders Agreement” shall mean that certain Shareholders Agreement, dated as of May 8, 2003 by and among the Company, Mariano Costamagna and Pier Antonio Costamagna, as amended from time to time in the form contemplated by the BRC Option Agreement.

“BRC Transaction” shall mean the payment on or before September 30, 2003 of the Deferred Portion of the Purchase Price (as such term is defined in the BRC Sale and Purchase Agreement) and such other actions as are contemplated by the BRC Agreements to be performed by the Company to fully consummate its acquisition of 50% of the currently outstanding Equity of BRC in accordance with the BRC Sale and Purchase Agreement and this Agreement.

“Bridge Loan Subordination Agreements” shall mean collectively, (i) that certain Subordination Agreement, dated as of July 15, 2003, by and among Olywood LLC, Bison Capital, the Company and the Senior Lender and (ii) that certain Subordination Agreement, dated as of July 15, 2003, by and among Jon Adams, Bison Capital, the Company and the Senior Lender.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Capital Expenditures” shall mean, for any period and with respect to any Person, without duplication, the sum of (1) all expenditures during such period by such Person that would be classified as capital expenditures in accordance with GAAP or are made in property that is the subject of a synthetic, off-balance sheet or Tax retention lease to which such Person is a lessee, and (2) the entire principal amount of any Indebtedness assumed or incurred in connection with any such expenditures, excluding any such expenditure made (a) to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is otherwise not prohibited under this Agreement and is made with insurance proceeds or condemnation awards relating to any such damage, loss, destruction or condemnation or (b) with proceeds from the sale or exchange of property to the extent utilized to purchase functionally equivalent property or equipment.

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligations” of any Person shall mean any Indebtedness represented by obligations under a Capital Lease.

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s rating service (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof that are either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) in an amount less than or equal to $100,000 in the aggregate if issued by any other bank insured by the Federal Deposit Insurance Corporation.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), as amended from time to time, and any successor statute thereto.

“Change of Control” shall mean the occurrence of any of the following: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than twenty-five percent (25%) of the outstanding Equity of the Company (including Equity issuable upon exercise of any outstanding options or warrants on an as converted basis); (ii) the Board of Directors of the Company shall cease to consist of a majority of the Closing Directors; (iii) the Board of Directors or shareholders of any Credit Party shall approve any plan of liquidation or dissolution of such Credit Party other than in the case of a Permitted Disposition; (iv) any Credit Party shall cease to own of record and beneficially one hundred percent (100%) of the Equity it owns as of the Closing Date of each of its Subsidiaries existing on the Closing Date; provided, that a Change of Control shall not be deemed to have occurred with respect to the liquidation of any Subsidiary in connection with the termination of any venture or line of business so long as the same does not represent a Material Adverse Effect; or (v) a breach of any change of ownership or control provision under the Senior Credit Agreement or any other existing or future credit or loan agreements to which any Credit Party is a party.

“Chattel Paper” shall have the meaning assigned to that term in the Security Agreement.

“Claims” shall have the meaning assigned to that term in Section 7.1.

“Closing” shall have the meaning assigned to that term in Section 2.4.

“Closing Date” shall have the meaning assigned to that term in Section 2.4.

“Closing Directors” shall mean, as to the Company, the directors of the Company on the Closing Date, after giving effect to the transactions contemplated hereby.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Collateral” shall mean all Property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, including, without limitation, Collateral constituting Proprietary Rights.

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, on terms and conditions no less favorable to Purchaser than the terms and conditions of the corresponding landlord waiver, bailee letter or acknowledgment provided to the Senior Lender in connection with the Senior Credit Agreement, and otherwise in form and substance satisfactory to Purchaser substantially in the form of Exhibit J.

“Collateral Agent” shall have the meaning assigned to that term in Section 13.1.

“Collateral Assignment Consent” shall mean a collateral assignment consent substantially in the form attached hereto as Exhibit D.

“Common Stock” shall mean the Company’s common stock, par value $0.001 per share (including, without limitation, the Warrant Securities), or any other capital stock of the Company (including, without limitation, any preferred stock) into which such stock is reclassified or reconstituted.

“Company SEC Documents” shall have the meaning assigned to that term in Section 5.15(b).

“Compliance Certificate” shall mean a Compliance Certificate substantially in the form of Exhibit F.

“Consolidated EBITDA” shall mean, for any period, the consolidated EBITDA of the Consolidated Group, in accordance with GAAP.

“Consolidated Group” shall mean the Company and the Consolidated Subsidiaries.

“Consolidated Interest Expense” shall mean, of any Person for any period, total interest expense (net of any interest income) (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries and amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness (including, in the case of the Company, the Note) for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees, charges and expenses owed by such Person and paid during such period with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” shall mean, as at the last day of any period of four (4) consecutive fiscal quarters, the ratio of (a) Indebtedness of the Consolidated Group on such day to (b) Consolidated EBITDA for such periods.

“Consolidated Subsidiaries” shall mean IMPCO Technologies Pty Limited, IMPCO Technologies (SA) Pty. Ltd., IMPCO Technologies (NSW) Pty. Ltd., IMPCO Fuel Systems Pty Ltd, IMPCO Technologies Japan, KK, Grupo I.M.P.C.O. Mexicano, IMPCO-BERU Technologies B.V., IMPCO-BERU Technologies GmbH, IMPCO-BERU Technologies S.A.R.L., IMPCO-BERU Technologies Limited, Minda IMPCO Technologies Limited, Minda IMPCO Limited, and CNGC—IMPCO Technologies, LLC.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any underlying indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that the underlying indebtedness, lease, dividend or other obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or to maintain working capital or equity capital of such other Person or otherwise to maintain the net worth or solvency of such other Person, (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another, and (d) otherwise to assure or hold harmless the owner of any of the foregoing obligations against loss in respect thereto. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Control” shall mean, with respect to any Person, the power to direct the management and policies of such Person.

“Control Agreement” shall mean a securities accounts control agreement substantially in the form of Exhibit M as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms.

“Credit Parties” shall mean the Company, each of its respective Subsidiaries (other than its Foreign Subsidiaries), each Guarantor and each other Person (other than the Collateral Agent, Purchaser and the BRC Shareholders) that is party to any Transaction Document (including pursuant to Section 8.21); provided, however, that the Company’s Foreign Subsidiaries shall be deemed a Credit Party for purposes of Articles 8, 9 and 10.

“DDA” shall mean any checking or other demand deposit account maintained by a Credit Party.

“Deed of Pledge” shall mean a deed of pledge substantially in the form of Exhibit R as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms.

“Default” shall mean an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defined Benefit Plan” shall mean a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or non-qualified (whether or not subject to ERISA or the Code).

“Derivatives Counterparty” shall have the meaning assigned to that term in Section 9.9.

“Disqualified Stock” shall mean any stock or other ownership or profit interest of any Credit Party in respect of which any Credit Party is or, upon the passage of time or the occurrence of any event, may become obligated to redeem, purchase, retire, defease or otherwise make any payment other than in the form of stock (other than Disqualified Stock).

“Dollars” or “$” shall mean United States dollars.

“EBITDA” shall mean, with respect to any applicable fiscal period, the following for any Person or Persons, each calculated for such fiscal period: net income before taxes for such period (excluding pre-tax gains or losses on the sale of assets (other than the sales of Inventory in the ordinary course of business) and excluding other pre-tax extraordinary gains)

plus cash interest expense, depreciation, amortization and other non-cash charges deducted in determining net income for such period, minus interest income calculated in determining net income for such fiscal period.

“Environmental Laws” shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Company, any of its Subsidiaries or any other Credit Party, relating to the environment, health and safety, or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 USC 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC, § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equipment” shall have the meaning assigned to that term in the Security Agreement.

“Equity” means all shares, membership interests, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 promulgated under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto, and the regulations issued thereunder.

“ERISA Affiliate” shall have the meaning assigned to that term in Section 5.21.

“Event of Default” shall have the meaning assigned to that term in Section 10.1.

“Excess Cash Flow” shall mean for any fiscal year of the Company, the amount, if any, by which (i) the sum, without duplication, of: (a) the Consolidated EBITDA of the Company and its Subsidiaries (other than Foreign Subsidiaries and BRC) for such fiscal year; and (b) any distribution from BRC, any Unconsolidated Affiliate or any Foreign Subsidiary to the Company and its Subsidiaries; exceeds (ii) the sum of: (a) Consolidated Interest Expense of the Company and its Subsidiaries (excluding its Foreign Subsidiaries and BRC) to the extent paid in cash during such fiscal year; (b) the aggregate amount of principal repayments made in connection with any term loan under the Senior Credit Agreement; (c) the aggregate amount of all Capital Expenditures of the Company and its Subsidiaries (excluding its Foreign Subsidiaries and BRC) made in accordance with Section 9.18 during such fiscal year (excluding Capital Expenditures funded by Purchase Money Indebtedness); and (d) the aggregate amount of any income taxes paid (or to be paid within that fiscal year) by the Company or its Subsidiaries

(excluding its Foreign Subsidiaries and BRC) with respect to such fiscal year, net of tax benefits creditable against or allocable to the same.

“Excess Cash Flow Payments” shall have the meaning assigned to that term in Section 11.2; sometimes referred to individually as an “Excess Cash Flow Payment”.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto, and the rules and regulations of the SEC thereunder.

“Executive Officer” shall mean, with respect to any Person, (i) any other Person titled as, or otherwise performing for or on behalf of such Person the functions typically performed by, a chairman, a chairwoman, a chief executive officer, a chief financial officer or a chief operating officer (or the equivalents thereof, in the case of non-corporate entities), and/or (ii) any other person in charge of a principal business unit, division or function (such as sales, administration or finance) of, or who performs a policy making function for, such first Person. For the avoidance of doubt, each of Robert M. Stemmler, Brad E. Garner and Timothy S. Stone shall constitute an Executive Officer of the Company on the date hereof.

“Existing Notes” shall mean the promissory notes and other instruments evidencing the indebtedness listed in Schedule 5.16.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Fee Letter” shall mean that certain letter, dated as of the date hereof, by and between the Company and Bison Capital Asset Management, LLC.

“FEIN” shall mean Federal Employer Identification Number.

“Fiduciary” shall mean a “fiduciary” as that term is defined in Section 3(21) of ERISA.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Future Foreign Subsidiaries” shall have the meaning assigned to such term in Section 9.30(d).

“GAAP” shall mean generally accepted accounting principles in effect within the United States, consistently applied.

“General Intangibles” shall have the meaning assigned to that term in the Security Agreement.

“Governing Documents” shall mean, with respect to any Person, the certificate or articles of incorporation, certificate of formation, by-laws, limited liability company operating agreement or other organizational documents of such Person.

“Governmental Authority” shall mean any foreign, federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantee” shall mean the Guarantee substantially in the form of Exhibit C.

“Guarantors” shall mean collectively, all Persons (including, without limitation, any of the Company’s Subsidiaries other than its Foreign Subsidiaries) from time to time executing a Guarantee or similar agreement in favor of Purchaser after the Closing Date; sometimes referred to individually as a “Guarantor”.

“Hazardous Materials” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or the regulations thereunder as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Company or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” shall mean of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity of such Person, (h) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all accrued but unpaid obligations of such Person in respect of Hedge Agreements and (k) the redemption value of any preferred Equity of such Person or its Subsidiaries held by any Person other than such Person and its wholly-owned Subsidiaries; provided that obligations of the kind referred to in clause (j) shall not be included in “Indebtedness” for the purposes of calculating the financial covenants set forth in Section 9.18.

“Indemnified Liabilities” shall have the meaning assigned to that term in Section 7.1.

“Indemnified Person” shall have the meaning assigned to that term in Section 7.1.

“Initial Exercise Price” shall have the meaning assigned to that term in Section 2.2.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” shall mean, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intellectual Property Security Agreement” shall mean the Intellectual Property Security Agreement to be executed and delivered by each Credit Party, substantially in the form of Exhibit K, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Intercreditor Agreement” shall mean that Subordination and Intercreditor Agreement, dated as of the date hereof, among the Company, the Senior Lender, and the Collateral Agent on behalf of Purchaser, substantially in the form of Exhibit G, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“Inventory” shall have the meaning assigned to that term in the Security Agreement.

“Investment” shall mean (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest, membership interest or other Equity of, any other Person (other than a Person that prior to the relevant purchase or acquisition was a wholly-owned domestic Subsidiary of the Company that is a Guarantor) or (ii) any direct or indirect loan, advance or capital contribution by the Company or any of its Subsidiaries to any other Person (other than a wholly-owned domestic Subsidiary of the Company that is a Guarantor), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or the provision of services to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time, and any successor statute thereto.

“Investment Property” shall have the meaning assigned to that term in the Security Agreement.

“Irrevocable Instructions” shall have the meaning assigned to that term in Section 3.28.

“Joinder Agreement” shall mean the Joinder Agreement substantially in the form of Exhibit P.

“Key Employment Agreement” shall mean that certain Employment Agreement, dated as of April 1, 2002, by and between the Company and Robert M. Stemmler.

“Lien” shall mean any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Material Adverse Change” shall mean a material adverse change in or affecting, or a material adverse effect upon (i) any of the transactions contemplated hereby, (ii) the condition (financial or otherwise), results of operation, assets, liabilities, management, prospects or value of the Company and its Subsidiaries, taken as a whole, or the Credit Parties, taken as a whole, or that calls into question in any material respect any of the Projections relating to the Credit Parties and their Subsidiaries which were previously provided to Purchaser or any of the material assumptions on which such Projections were prepared, (iii) the validity or enforceability of any Transaction Document, (iv) the validity, enforceability or priority of the security interests purported to be created hereunder and thereunder, (v) the ability of any Credit Party to perform its obligations under this Agreement or any other Transaction Document, or (vi) the ability of either Purchaser or Collateral Agent to enforce its rights or remedies under this Agreement or any other Transaction Document.

“Multiemployer Plan” shall have the meaning assigned to that term in Section 5.21.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Negotiable Collateral” means all of the Credit Parties’ now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof (as such terms are defined in the UCC).

“Note” shall mean the senior subordinated secured promissory note referred to in the first recital hereof, which note is substantially in the form attached hereto as Exhibit A.

“Obligations” shall mean all loans evidenced by the Note and all advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities, obligations, fees, charges, costs, Purchaser’s Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any of the Credit Parties to Purchaser pursuant to, in connection with, or evidenced by, the Transaction Documents and irrespective of whether for the payment of money or otherwise, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due, obligations under this Agreement or the Warrant and all Purchaser’s Expenses that any Credit Party is required to pay or reimburse under the Transaction Documents, by law, or otherwise. Any reference in this Agreement or in the Transaction Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Optional Redemption Price” shall have the meaning assigned to that term in Section 11.1.

“PBGC” shall mean the Pension Benefit Guaranty Corporation (as defined in Title IV of ERISA).

“Permitted Acquisition” shall mean the BRC Transaction, the purchase of an additional one percent (1%) of Equity of BRC by the Company, and any other transaction for which the Company has obtained the prior written consent of Purchaser, which consent shall not unreasonably be withheld; provided, that, in no event, shall Purchaser be required to consent to any amendment to any Transaction Document (other than execution and delivery of a Joinder Agreement and such other non-material amendments as may reasonably be required to cause parties to such transaction, other than a Credit Party, to be bound to the terms of the Transaction Documents) in connection with a Permitted Acquisition, which consent it may withhold in its sole discretion.

“Permitted Dispositions” shall mean any (a) sale or other disposition by any Credit Party of any Equipment that is obsolete or worn out in the ordinary course of business, (b) sale by any Credit Party of Inventory to buyers in the ordinary course of business, (c) licensing by any Credit Party, on a non-exclusive basis, of Proprietary Rights in the ordinary course of business consistent with past practice or (d) disposition of assets, liquidation or winding up of any Foreign Subsidiary in connection with the termination of a line of business by such Foreign Subsidiary with the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

“Permitted Investments” shall mean (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) the BRC Transaction, (e) the purchase of an additional one percent (1%) of the Equity of BRC by the Company, and (f) investments by any Credit Party in any other Credit Party that is a wholly-owned Subsidiary of the Company; provided, that if any such investment is in the form of Indebtedness, prior to the incurrence thereof such Indebtedness investment shall be subordinated in right of payment to the prior payment in full of the Obligations in a manner satisfactory to Purchaser, in their sole discretion; provided, further that, in any event, any such Indebtedness investment shall be subordinated in right of payment to the Obligations under the Transaction Documents at least to the same extent that the Note is subordinated to the Senior Debt (as defined in the Intercreditor Agreement) pursuant to the Intercreditor Agreement.

“Permitted Liens” shall have the meaning assigned to that term in Section 9.2.

“Permitted Protest” shall mean the right of the Company or any of its Subsidiaries, as applicable, to protest any Lien (other than any such Lien that secures the Obligations), Taxes (other than payroll Taxes or Taxes that are the subject of a United States federal Tax lien), or rental payment; provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Company or any of its Subsidiaries, as applicable, in good faith, and (c) Purchaser are satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, perfection or priority of any of Purchaser’s Liens.

“Permitted Purchase Money Indebtedness” shall mean, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $1,000,000.

“Persons” shall mean any natural person, corporation, limited liability company, limited partnership, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Preliminary Proxy” shall have the meaning assigned to that term in Section 8.22.

“Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of the Company and its Subsidiaries delivered pursuant to Section 3.11, a copy of which is attached as Schedule 3.11.

“Projections” shall mean any and all forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements and (d) other projections, in each case relating to the Company or any other Credit Party prepared by or on behalf of any Credit Party, copies of which are attached hereto as Exhibit N).

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equipment, Proprietary Rights and Equity.

“Proposal Letter” shall mean that certain Proposal Letter, dated as of April 1, 2003, between the Company and Bison Capital, as amended, restated, modified or otherwise supplemented from time to time.

“Proprietary Rights” of any Person shall mean all of such Person’s now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent applications, trademark applications, service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capital Lease Obligations), incurred at the time of, or within twenty (20) days after, the acquisition of any Equipment for the purpose of financing all or any part of, but no more than, the acquisition cost thereof.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser’s BRC Nominee” shall have the meaning set forth in Section 10.2(q).

“Purchaser’s Expenses” shall mean any and all costs and expenses incurred by or on behalf of the Collateral Agent or Purchaser pursuant to, in respect of or otherwise in connection with the transactions contemplated by this Agreement including, without limitation, all (a) costs or expenses (including Taxes and insurance premiums) required to be paid by a Credit Party under any of the Transaction Documents that are paid or incurred by or on behalf of Purchaser, (b) fees or charges paid or incurred by Purchaser in connection with Purchaser’s transactions with the Credit Parties, including attorneys’ fees and expenses, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including Tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement), and environmental audits, (c) costs and expenses incurred by Purchaser in the disbursement of funds to or for the account of the Credit Parties (by wire transfer or otherwise), (d) charges paid or incurred by Purchaser resulting from the dishonor of checks, (e) costs and expenses paid or incurred by or on behalf of Purchaser to correct any default or enforce any provision of the Transaction Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit or consulting fees and expenses of Purchaser, (g) costs and expenses of third party claims or any other suit paid or incurred by or on behalf of Purchaser in enforcing or defending the Transaction Documents or in connection with the transactions contemplated by the Transaction Documents or Purchaser’s relationship with any Credit Party or any guarantor of the Obligations, (h) Purchaser’s reasonable fees and expenses (including attorneys’ fees) incurred in connection with advising, structuring, drafting, reviewing or administering, the Transaction Documents, and (i) fees and expenses incurred by Purchaser (including attorneys’ fees) incurred in amending the Transaction

Documents or in terminating, enforcing (including attorneys’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Credit Party or in exercising rights or remedies under the Transaction Documents), or defending the Transaction Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral. Notwithstanding the foregoing, Purchaser’s Expenses that are to be reimbursed by the Credit Parties herewith and that were incurred by Purchaser in connection with the closing of the transactions on the Closing Date contemplated by this Agreement shall not exceed $280,000, in the aggregate, less amounts previously paid to Purchaser for such closing expenses.

“Purchaser Nominee” shall have the meaning assigned to that term in Section 10.2(p).

“Purchaser Representative” shall have the meaning assigned to that term in Section 8.15.

“Quantum” shall mean Quantum Fuel Systems Technologies Worldwide, Inc.

“Quantum Strategic Alliance Agreement” shall mean that certain Strategic Alliance Agreement dated as of July 23, 2002, by and between the Company and Quantum, as amended from time to time.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Registration Rights Agreement” shall mean the Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

“Regulation T” shall mean Regulation T of the Federal Reserve Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation U” shall mean Regulation U of the Federal Reserve Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation X” shall mean Regulation X of the Federal Reserve Board as in effect from time to time (and any successor to all or a portion thereof).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Representatives” shall mean, as to any Person, such Person’s directors, officers, partners, employees, agents or representatives (including attorney, accountants and financial advisors).

“Requirements of Law” shall mean as to any Person, provisions of the Governing Documents or other organizational or governing documents of such Person, or any law, treaty, policy, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Restricted Payment” shall have the meaning assigned to that term in Section 9.9.

“SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.

“SEC Reports” with respect to any Person shall mean all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to such documents) filed or required to be filed by it, or sent or made available by it to its security holders, under the Exchange Act, the Securities Act, any national securities exchange or quotation system or comparable Governmental Authority.

“Securities” shall mean, collectively, the Note and the Warrant.

“Securities Account” shall mean a “securities account” as that term is defined in the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, among the Credit Parties in favor of the Collateral Agent, for the benefit of the Collateral Agent and Purchaser, substantially in the form attached hereto as Exhibit O, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Intellectual Property Security Agreement, the Stock Pledge Agreement (and the Acknowledgement and Consents thereto), each Control Agreement, the Deed of Pledge, financing statements and all other pledge and security documents hereafter delivered to the Collateral Agent granting or purporting to grant a Lien on any Property of any Person to secure the obligations and liabilities of any Credit Party under any Transaction Document.

“Senior Credit Agreement” shall mean that certain Loan and Security Agreement, dated as of the date hereof, among the Company, the Senior Lender and certain other lenders from time to time made a party thereto.

“Senior Credit Documents” shall mean the Senior Credit Agreement and other documents listed in Schedule 3.

“Senior Lender” shall mean LaSalle Business Credit, LLC, in its individual capacity or as Agent under the Senior Credit Agreement, or its successors and assigns.

“Solvency Certificate” shall mean a Solvency Certificate substantially in the form attached hereto as Exhibit H, and signed by the Chief Financial Officer of the Company.

“Solvent” shall mean, with respect to any Person, as of any date of determination, (a) the amount the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person which will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Principal Amount” shall mean, with respect to the Note, the stated principal amount at the final maturity of the Note, as set forth in Schedule 1.

“Stock Pledge Agreement” shall mean the Pledge Agreement, substantially in the form attached hereto as Exhibit L, executed and delivered by the Credit Parties, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms.

“Stockholder Proposal” shall have the meaning assigned to that term in Section 8.22.

“Strategic Consulting Agreement” shall mean that certain Strategic Consulting Agreement, dated as of the date hereof, by and between the Company and Bison Capital Asset Management, LLC, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares or units of Equity having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligations” means all supporting obligations as such term is defined in the UCC.

“Synthetic Lease Obligations” shall mean all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or Tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Event” shall mean (i) any Credit Party, any Benefit Plan or any fiduciary (within the meaning of Section 3(21) of ERISA) of a Benefit Plan being named as a defendant in a lawsuit filed under ERISA or the assertion of a material claim (other than routine claims for benefits) against any Benefit Plan or the assets thereof, or against any Credit Party or any of its ERISA Affiliates in connection with any Benefit Plan; (ii) the Internal Revenue Service giving notice that it intends to revoke the Tax-qualified status of any Benefit Plan; (iii) the occurrence of a “Reportable Event” described in Section 4043 of ERISA with respect to a Benefit Plan, regardless of whether the PBGC has waived the notice requirements with respect to such event in its regulations; (iv) the imposition, or notice of imposition, of liability (whether absolute or contingent) on any Credit Party or any of its ERISA Affiliates as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) the receipt of a notice to terminate a Benefit Plan in a distress termination under Section 4041(c) of ERISA or to appoint a trustee to administer a Benefit Plan; (vi) the institution of proceedings by the PBGC to terminate a Benefit Plan or to appoint a trustee pursuant to Section 4042 of ERISA, or the occurrence of any event or set of circumstances that might reasonably constitute grounds for the PBGC to do either; (vii) the restoration of a Benefit Plan by the PBGC pursuant to Section 4047 of ERISA; (viii) any Credit Party’s withdrawal from a single-employer plan during the plan year in which it is a substantial employer pursuant to Section 4063 of ERISA; (ix) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Benefit Plan or the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (xi) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan; (xii) a determination that a Multiemployer Plan in which any Credit Party or any of its ERISA Affiliates participates or has participated is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (xiii) the making of any amendment to any Benefit Plan that could result in the imposition of a lien or the posting of a bond or other security; and (xiv) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Tax Code or Section 406 of ERISA) that could result in liability to any Credit Party; or (xv) the imposition of a lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Benefit Plan.

“Transaction Documents” shall mean, collectively, this Agreement, the Note, the Warrant, the Warrant Agreement, the Registration Rights Agreement, the Guarantees, the Intercreditor Agreement, the Solvency Certificate, the Compliance Certificate, the Security Documents, the Strategic Consulting Agreement, the Fee Letter, the BRC Consent and Assignment and other documents, certificates or instruments entered into by any Credit Party in connection herewith or therewith.

“Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest).

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Unconsolidated Affiliate” shall mean any Affiliate of any Credit Party which would not be consolidated with such Credit Party in the consolidated financial statements of such Credit Party in accordance with GAAP, including, but not limited to, MINDA IMPCO Technologies, Ltd., MINDA IMPCO Ltd. and CNGC-IMPCO Technologies, LLC.

“Warrant” shall mean the warrant referred to in the first recital hereof, which warrant is substantially in the form attached to the Warrant Agreement as Annex I thereto.

“Warrant Agreement” shall mean the Common Stock Warrant Agreement between the Company and Purchaser substantially in the form attached hereto as Exhibit B.

“Warrant Securities” shall have the meaning assigned to that term in the recitals hereto.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Company” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Company and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. Unless otherwise expressly provided herein, financial calculations made herein shall be in accordance with GAAP.

1.3 Other Definitional Provisions.

(a) The words “including” and “includes” and words of similar import when used in this Agreement shall not be limiting and shall mean “including without limitation” or “includes without limitation”, as the case may be.

(b) Unless expressly provided otherwise, any approval or consent required to be given by the Collateral Agent or Purchaser in this Agreement shall be given or withheld by the Collateral Agent or Purchaser in their sole discretion.

ARTICLE 2

PURCHASE AND SALE OF THE SECURITIES

2.1 Purchase and Sale of the Note. Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to Bison Capital, and Bison Capital agrees that it will acquire from the Company on the Closing Date, the Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith.

2.2 Purchase and Sale of the Warrant. Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to Bison Capital, and Bison Capital agrees that it will acquire from the Company on the Closing Date, a warrant to purchase 500,000 shares of Common Stock pursuant to the Warrant Agreement at an initial per-share exercise price of $2.00 (“Initial Exercise Price”); provided, however, that if the Company shall receive notice from the Nasdaq Stock Market or its Affiliates, or an opinion of its counsel, that stockholder approval is required under NASD Rule 4350(i)(1)(D) for the issuance of the Warrant, the Initial Exercise Price shall be adjusted so that the Initial Exercise Price shall be $6.08 and such price shall be deemed to have been applicable at all times from and after the Closing Date, except that such adjusted Initial Exercise Price shall not apply to any portion of the Warrant that has already been exercised prior to the adjustment. If the Initial Exercise Price shall be adjusted in accordance with the foregoing sentence, and such adjustment triggers a charge to the Company’s earnings in accordance with GAAP, then Bison Capital and the Company shall mutually determine an appropriate mechanism to amend the covenants set forth in Section 9.18 such that the charge to earnings shall not give rise to or contribute to an Event of Default hereunder. For the avoidance of doubt, the parties hereto agree that the Initial Exercise Price shall be subject to adjustment as provided in Section 10 of the Warrant Agreement.

2.3 Fees at Closing; Annual Fees. On the Closing Date, the Company shall (a) pay to Bison Capital the fees set forth in the Fee Letter, and (b) pay or reimburse Purchaser for all Purchaser’s Expenses, which payments shall be made, at the option of Purchaser, by wire transfer of immediately available funds to an account or accounts designated by Purchaser or through an offset of the purchase price of the Securities. The Company shall also pay on the Closing Date and on each other date provided in the Fee Letter or the Strategic Consulting Agreement, as applicable, any other fees (including, without limitation, monitoring fees) in accordance with the terms of the Fee Letter or the Strategic Consulting Agreement, as applicable.

2.4 Closing. The purchase and issuance of the Securities shall take place at the closing (the “Closing”) to be held at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, CA 90071 at 7:00 a.m., Los Angeles time, on July 18, 2003 (the “Closing Date”). At the Closing, the Company shall deliver the Note and the Warrant to

Purchaser against delivery by Purchaser to the Company of the applicable purchase price therefor as set forth on Schedule 1. Payment of such purchase price shall be by wire transfer in immediately available funds to an account or accounts designated by the Company; provided, however, that an amount equal to $7,000,000 shall be paid by wire transfer of immediately available funds to an account designated by the Company for the benefit of the BRC Shareholders in respect of the Deferred Portion of the Purchase Price (as such term is defined in the BRC Sale and Purchase Agreement) to be paid in connection with the BRC Transaction.

2.5 Financial Accounting Positions; Tax Reporting. Each of the parties hereto agrees to take reporting and other positions with respect to the Securities that are consistent with the purchase price of the Securities set forth herein for all financial accounting purposes, unless otherwise required by GAAP or applicable SEC rules (in which case the parties agree only to take positions inconsistent with the purchase price of the Securities set forth herein; provided, that Purchaser has consented thereto, which consent shall not be unreasonably withheld). Each of the parties to this Agreement agrees to take reporting and other positions with respect to the Securities that are consistent with the purchase price of the Securities set forth herein for all other purposes, including without limitation, for all federal, state and local Tax purposes.

2.6 Default Rate of Interest. Notwithstanding the provisions of the Note, and in addition to the interest provided for in Section 10.2(r), but subject to applicable law, (i) any overdue principal of and overdue interest on the Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the rate of interest otherwise in effect pursuant to the first sentence of Section 1(a) of the Note plus three percent (3.0%) per annum, (ii) any interest payable on demand during the continuance of an Event of Default pursuant to Section 1 of the Note shall bear interest, payable on demand in immediately available funds, for each day from the occurrence of such Event of Default to the date of actual payment thereof, at a rate equal to the rate of interest otherwise in effect pursuant to the first sentence of Section 1(a) of the Note plus three percent (3.0%) per annum, and (iii) upon and during the occurrence of any Event of Default, the Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, or, in kind, at the holder’s sole option, at a rate equal to the rate of interest otherwise in effect pursuant to the first sentence of Section 1(a) of the Note plus three percent (3.0%) per annum; provided that any interest payable under the Note (whether or not at a default rate of interest) or as provided in this Agreement (including, without limitation, Section 2.6 and Section 10.2(r) hereof) shall be capitalized and added to the principal of the Note to the extent such interest is not payable pursuant to the Intercreditor Agreement. Subject to applicable law, any interest that shall accrue on overdue interest on the Note as provided in the preceding sentence and shall not have been paid in full in immediately available funds on or before the next Interest Payment Date (as defined in the Note) to occur after the Interest Payment Date on which the overdue interest became due and payable shall itself be deemed to be overdue interest on the Note to which the preceding sentence shall apply.

2.7 Monthly Interest Statement. Purchaser will use commercially reasonable efforts to provide the Company a monthly interest statement setting forth the interest due and payable on the Note for each month. Unless the Company objects in writing to the amount of interest set forth in a monthly interest statement within five (5) days after Purchaser provides such monthly interest statement, such amount shall be deemed to be the correct amount of interest due and payable for such month. Failure by Purchaser to provide a monthly interest statement shall not be deemed a breach under this Agreement and shall not affect the obligation of the Company to pay interest.

ARTICLE 3

CONDITIONS TO THE OBLIGATIONS OF

PURCHASER TO PURCHASE THE SECURITIES

The obligation of Purchaser to purchase the Securities, to pay the purchase prices therefor on the Closing Date, and to perform any obligations hereunder shall be subject to the satisfaction as determined by, Purchaser or Purchaser’s waiver thereof of the following conditions on or before the Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company or any other Credit Party.

3.1 Representations and Warranties. The representations and warranties of the Credit Parties contained in Article 5 hereof and in paragraph 13 of the Senior Credit Agreement shall be true and correct at and as of the Closing Date, and Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the Chief Executive Officer of each Credit Party on behalf of such Credit Party.

3.2 Compliance with this Agreement. The Credit Parties shall have performed and complied with all of their respective agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Credit Parties on or before the Closing Date and Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the Chief Executive Officer of each Credit Party on behalf of such Credit Party.

3.3 Secretary’s Certificates; Good Standing Certificates. Purchaser shall have received the following from or with respect to each Credit Party:

(a) a certificate, dated the Closing Date and signed by the Secretary of such Credit Party, certifying (i) that the attached copies of the Governing Documents of such Credit Party, and resolutions of the members or Board of Directors of such Credit Party approving the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect, and (ii) the incumbency and specimen signature of each officer of such Credit Party executing any Transaction Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Credit Party;

(b) with respect to the Company, a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which the Company is organized, dated reasonably near the Closing Date, listing the Governing Documents of the Company and each amendment thereto on file in such office and certifying that (i) such amendments are the only amendments to the Company’s Governing Documents on file in such office, (ii) the Company has paid all franchise Taxes to the date of such certificate and (iii) the Company is duly organized and in good standing under the laws of such jurisdiction;

(c) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Person is organized, dated reasonably near the Closing Date, attesting to the due organization, valid existence and good standing of such Credit Party therein; and

(d) a telephonic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which the Company is organized certifying that the Company is duly organized and in good standing under the laws of such jurisdiction on the Closing Date, together with a written confirmatory report in respect thereof prepared by, or on behalf of, a filing service acceptable to Purchaser; and

(e) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each jurisdiction in which such Credit Party is required to be qualified as a foreign corporation or entity, dated reasonably near the Closing Date, stating that such Credit Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and telephonic confirmation from the Secretary of State or other applicable Governmental Authority of each such jurisdiction on the Closing Date as to the due qualification and continued good standing of each such Credit Party as a foreign corporation or entity in each such jurisdiction on or about the Closing Date, together with a written confirmatory report in respect thereof prepared by, or on behalf of, a filing service acceptable to Purchaser.

3.4 Documents. Purchaser shall have received true, complete and correct copies of (a) the SEC Reports of the Company (delivery of which shall be deemed to have occurred if either delivered as paper copies to Purchaser or filed with the SEC in electronic form), (b) the most recent financial statements of the Company and its Subsidiaries, including the financial statements for the fiscal years ending on April 30, 2001, April 30, 2002 and December 31, 2002, respectively, copies of which are attached hereto as Exhibit Q, (c) the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect (with the priority required under the Transaction Documents) security interests in all Collateral of the Credit Parties, and such search shall reveal no Liens on any of the assets of any Credit Party except for Permitted Liens, (d) certificates of liability insurance with respect to the insurance policies required to be maintained by the Credit Parties as of the Closing Date pursuant to Section 8.7, together with additional insured and lender’s loss payee endorsements in favor of Purchaser, (e) such agreements, schedules, exhibits, certificates, documents, financial information and filings as Purchaser may reasonably request in connection with or relating to the transactions contemplated hereby, all in form and substance satisfactory to Purchaser, certified by the Chief Executive Officer or the President of the Company as true, correct and complete copies thereof, (f) any Tax examination reports and statements of deficiencies assessed against or agreed to by the Company or its predecessor since January 1, 2000, and (g) copies of the resolutions of the Board of Directors of the Company approving the transactions identified on Schedule 9.12.

3.5 Purchase of Securities Permitted by Applicable Laws. The acquisition of and payment for the Securities to be acquired by Purchaser hereunder and the consummation of the transactions contemplated hereby and by the Transaction Documents

(a) shall not be prohibited by any Requirement of Law,

(b) shall not subject Purchaser to any onerous condition or any penalty under or pursuant to any Requirement of Law or require the registration (other than under the Registration Rights Agreement) or qualification of any such Securities under any applicable federal or state securities laws, and

(c) shall be permitted by all Requirements of Law to which Purchaser or the transactions contemplated by or referred to herein or in the Transaction Documents are subject; and Purchaser shall have received such certificates or other evidence in form and substance satisfactory to it as it may reasonably request to establish compliance with this condition.

3.6 Opinions of Counsel. Purchaser shall have received opinions of U.S. and Italian counsel to the Credit Parties reasonably satisfactory to Purchaser, dated as of the Closing Date, relating to the transactions contemplated by or referred to herein, in the form attached hereto as Exhibits I-1 and I-2.

3.7 Approval of Counsel to Bison Capital. All actions and proceedings hereunder and all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered by each of the Credit Parties hereunder or under any other Transaction Document or in connection with the consummation of the transactions contemplated hereby or thereby, and all other related matters (including, without limitation, the opinion of counsel referred to in Section 3.6 hereof), shall have been in form and substance acceptable to Latham & Watkins LLP, counsel to Purchaser, in its reasonable judgment.

3.8 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons (including, without limitation, any consents required pursuant to the Senior Credit Agreement) in respect of all Requirements of Law, the Company and each of the other Credit Parties necessary or desirable in connection with the execution, delivery or performance (including, without limitation, the payment of interest on the Note and the issuance of Equity of the Company upon the exercise of the Warrant) by any Credit Party, or enforcement against any Credit Party, of the Transaction Documents to which it is a party shall have been obtained and be in full force and effect, and Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

3.9 Transaction Documents. The Company shall have duly executed and delivered, and shall cause each other Credit Party and each Affiliate thereof, to duly execute and deliver the Transaction Documents to which such Person is party.

3.10 No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental

Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of Purchaser, would prohibit the purchase of the Securities hereunder or subject Purchaser to any onerous condition or any penalty under or pursuant to any Requirement of Law if the Securities were to be purchased hereunder.

3.11 Pro Forma Balance Sheets. The Company shall have delivered to Purchaser as of the Closing Date (a) a pro forma consolidated balance sheet of the Company and its Subsidiaries (including its Foreign Subsidiaries), (b) a pro forma consolidated balance sheet of the Company and its Subsidiaries (excluding its Foreign Subsidiaries), each in form and substance satisfactory to Purchaser and certified by the Chief Financial Officer of the Company that it fairly presents the pro forma adjustments reflecting the consummation of the transactions contemplated by the Transaction Documents, including all fees and expenses in connection therewith, (c) a pro forma consolidated balance sheet of the Company and its Subsidiaries in form and substance reasonably satisfactory to Purchaser and certified by the Chief Financial Officer of the Company that it fairly presents the pro forma adjustments reflecting the consummation of the transactions contemplated by the BRC Agreements and the BRC Transaction, including all fees and expenses in connection therewith and (d) a pro forma consolidated balance sheet of BRC and its Subsidiaries in form and substance reasonably satisfactory to Purchaser and certified by the principal financial officer of BRC that it fairly presents the pro forma adjustments contemplated by the BRC Agreements and the BRC Transaction, including all fees and expenses in connection therewith. A copy of each of the aforementioned pro forma balance sheets is attached hereto as Schedule 3.11.

3.12 Certificates. The Company shall have delivered to Purchaser as of the Closing Date (a) a Compliance Certificate and (b) a Solvency Certificate executed by the Chief Financial Officer of each Credit Party which shall document the solvency of each Credit Party after giving effect to the transactions contemplated hereby.

3.13 No Litigation. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against Purchaser, the Company, any Subsidiary of the Company or any other Credit Party (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which could reasonably be expected to result in a Material Adverse Change.

3.14 No Event of Default. No Default or Event of Default shall have occurred and be continuing, other than under the BOFA Credit Agreement.

3.15 Closing Fees. Bison Capital shall have received all fees required to be paid pursuant to the Fee Letter and Purchaser and the Collateral Agent shall have received all applicable Purchaser’s Expenses, on or before the Closing Date. All such amounts will be paid with proceeds from the sale of the Securities received on the Closing Date and will be reflected in the funding instructions given by the Credit Parties to Purchaser and the Collateral Agent on or before the Closing Date.

3.16 Repayment of Existing Credit Facilities; Senior Credit Agreement. Purchaser shall have received evidence satisfactory to Purchaser of the repayment of

$11,338,215.25 under the BOFA Credit Agreement, as further set forth in Schedule 5.18, and arrangements satisfactory to Purchaser shall have been made for the termination of Liens and security interests granted in connection therewith including, without limitation, receipt by Purchaser of satisfactory notices of relinquishment of security interest or the like with respect to Proprietary Rights. Purchaser shall have received evidence satisfactory to Purchaser of the concurrent closing and effectiveness of the Senior Credit Agreement.

3.17 No Material Adverse Change. (a) There shall not have occurred on the Closing Date any event, development or circumstance since December 31, 2002, that has caused or could reasonably be expected to cause a Material Adverse Change; and (b) there shall not have occurred any disruption or adverse change, as determined by Purchaser in its sole discretion, in the financial or capital markets generally, or for subordinated debt or warrants or other equity securities in particular, or affecting the syndication funding of subordinated loans (or the refinancing thereof) that may have an adverse impact on the ability of Purchaser (or any of its respective assigns) to sell or place the Note or the Warrant.

3.18 Pledged Collateral. Subject to the provisions of the Intercreditor Agreement, the Collateral Agent shall have received, and shall hold, for the benefit of Purchaser, (i) the certificates representing the shares of stock pledged pursuant to the Transaction Documents, respectively, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) each promissory note pledged to Purchaser pursuant to the Transaction Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Collateral Agent) by the pledgor thereof, (iii) an Acknowledgement and Consent and (iv) subject to Section 9.11 and the Intercreditor Agreement, the Control Agreements for each Credit Party’s deposit accounts or Securities Accounts.

3.19 Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Transaction Documents or under law or reasonably requested by Purchaser to be filed, registered or recorded in order to create in favor of the Collateral Agent and Purchaser, a perfected Lien on, and security interest in, the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall have been duly filed, registered or recorded, as applicable.

3.20 Business Plan. Purchaser shall have received a satisfactory business plan for fiscal years 2003—2007 and a satisfactory written analysis of the business and prospects of the Company, its Subsidiaries, BRC, the Unconsolidated Affiliates and the other Credit Parties for the period from the Closing Date through 2007.

3.21 Budget. Purchaser shall have received a budget for the Company, its Subsidiaries and the other Credit Parties for the 2003 fiscal year.

3.22 Minimum Liquidity. After giving effect to the consummation of the transactions contemplated hereunder and under the Senior Credit Agreement on the Closing Date (assuming that advances thereunder have been drawn to the maximum amount permitted under paragraph 2(a) of the Senior Credit Agreement as of the Closing Date), the payment of all costs, fees and expenses relating hereto and thereto, the operation of its business in the ordinary course of business and the timely payments of amounts owing to its vendors, the Company shall have on hand not less than $1,000,000 in cash and Cash Equivalents and shall have sufficient liquidity to satisfy all of its obligations associated with the BRC Acquisition. The Company shall have delivered to Purchaser estimates of all of the Credit Parties’ accounts payable and accounts receivable as of the Closing Date, in form and substance satisfactory to Purchaser and calculated in accordance with GAAP, and certified as to their accuracy and completeness by the Chief Financial Officer of the Company.

3.23 Press Release, etc. The Company (a) shall have obtained Purchaser’s consent to the form and substance of each press release with respect to the transactions contemplated by the Transaction Documents to be issued concurrently with or following the Closing Date; and (b) shall have granted to Purchaser a non-exclusive, royalty-free license to use the name and logo of the Company in any marketing or similar material prepared by or on behalf of Purchaser in the ordinary course of business.

3.24 Intercreditor Agreement. The Company shall have delivered to Purchaser the duly executed Intercreditor Agreement.

3.25 Other Obligations. The Company shall have delivered to Purchaser true and correct copies, certified as to authenticity by the Chief Financial Officer of the Company, of (i) the Senior Credit Agreement, (ii) the Existing Notes, (iii) the Quantum Strategic Alliance Agreement, (iv) the BRC Agreements, (v) the Key Employment Agreement, (vi) a consolidated and consolidating balance sheet and income statement covering BRC’s operations for the most recent fiscal quarter, and (vii) the Bridge Loan Subordination Agreements.

3.26 Assignment of the BRC Agreements and the Quantum Strategic Alliance Agreement; Consents. The Company shall have delivered to Purchaser the BRC Consent and Assignment with respect to the collateral assignment to Purchaser of the BRC Agreements and a Collateral Assignment Consent with respect to the collateral assignment to Purchaser of the Quantum Strategic Alliance Agreement.

3.27 Waiver of Joint Company Buy-Out Agreement. The Company shall have delivered a waiver, in form and substance satisfactory to Purchaser, of the Joint Company Buy-Out Agreement, dated January 27, 1999, by and among the Company, IMPCO-BERU Technologies B.V. and BERU Aktiengesellschaft.

3.28 Irrevocable Instructions. The Company shall have delivered to Purchaser a copy of the duly executed Irrevocable Instructions (the “Irrevocable Instructions”) from the Company and the BRC Shareholders to the Fiduciary Company (as defined in the BRC Sale and Purchase Agreement) instructing the Fiduciary Company to release the Quota (as defined in the BRC Sale and Purchase Agreement) directly to Purchaser, in form and substance satisfactory to Purchaser and attached hereto as Exhibit S, and the Irrevocable Instructions shall have been delivered to and accepted by the Fiduciary Company.

3.29 Notarial Deed. The Company shall have delivered to Purchaser a copy of the duly executed notarial deed delivered to the Fiduciary Company (as defined in the BRC Sale and Purchase Agreement) in accordance with the BRC Consent and Assignment in the form of Exhibit D attached thereto.

ARTICLE 4

CONDITIONS TO THE OBLIGATIONS

OF THE COMPANY TO ISSUE AND SELL THE SECURITIES

The obligations of the Company to sell the Note and the Warrant shall be subject to the satisfaction of the following conditions on or before the Closing Date:

4.1 Representations and Warranties. The representations and warranties of Purchaser contained in Article 6 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date.

4.2 Compliance with this Agreement. Purchaser shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by Purchaser on or before the Closing Date.

4.3 Purchase Permitted by Applicable Laws. The consummation of the transactions contemplated by this Agreement shall not be prohibited by any Requirement of Law and shall not subject the Company to any onerous condition (which has caused or could reasonably be expected to cause a Material Adverse Change) or any penalty under or pursuant to any Requirement of Law or require the regulation or qualification of any of the Securities to be acquired hereby under any applicable federal or state securities laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order, decree or ruling. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall be permitted by all applicable requirements of federal and state securities laws.

4.4 Payment for Securities. Purchaser shall have delivered to the Company the purchase price required to be paid as set forth in Schedule 1, less the amounts provided for in Section 2.3.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

Each Credit Party, jointly and severally, makes the following representations and warranties to Purchaser which representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Each Credit Party has good and indefeasible title to its Collateral and its real property, free and clear of any Liens except for Permitted Liens.

5.2 Equipment. All of the Equipment is used or held for use in the Credit Parties’ business and is, in the reasonable judgment of the Company, fit for such purposes.

5.3 Location of Collateral; Chief Executive Office; FEIN. The location of the Collateral of each Credit Party is located at the address(es) indicated in Schedule 5.3. The chief executive office of each Credit Party is located at the address indicated in Schedule 5.3 and each Credit Party’s FEIN is identified in Schedule 5.3. Each Credit Party is a “registered organization” within the meaning of Section 9-307 of the UCC, and its jurisdiction or organization is identified next to the name of such Credit Party in Schedule 5.3.

5.4 Inventory and Equipment Records. Each Credit Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and Equipment and the book value thereof.

5.5 Due Organization and Qualification; Subsidiaries.

(a) Each Credit Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in every state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b) Set forth on Schedule 5.5(b) is a complete and accurate description of the authorized Equity of each Credit Party and its Affiliates, by class and, as of the Closing Date, (i) a description of the number of shares of Equity of each such class that are authorized, issued and outstanding, (ii) a description of the number and percentage of outstanding shares of Equity of each such class that are owned by any Credit Party and its Affiliates (including the relative percentages of ownership of each such Credit Party and/or Affiliate in such Equity) and (iii) the jurisdiction of organization of such Credit Parties. Other than as described on Schedule 5.5(b), there are no (x) subscriptions, options, warrants, calls, rights of first refusal, preemptive or other similar rights relating to any Credit Party’s Equity, including any right of conversion or exchange under any outstanding security or other instrument nor (y) Liens on any Credit Party’s Equity (including, without limitation, Equity held by Affiliates of the Company). No Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares of Equity or any security convertible into or exchangeable for any of its shares of Equity.

(c) All of the outstanding Equity of each such Subsidiary has been duly authorized, validly issued and is fully paid and non-assessable and owned of record by the Credit Party reflected as the direct owner of such Equity in Schedule 5.5(b).

(d) Except as set forth on Schedule 5.5(b), there are no subscriptions, options, warrants, or calls relating to any units or shares of any Company’s Subsidiaries’ Equity, including any right of conversion or exchange under any outstanding security or other instrument. No Credit Party or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any units of any Credit Party’s Subsidiaries’ Equity or any security convertible into or exchangeable or exercisable for any such Equity.

5.6 Due Authorization; No Conflict.

(a) As to each Credit Party, the execution, delivery, and performance by such Credit Party of this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of such Credit Party.

(b) As to each Credit Party, the execution, delivery, and performance by such Credit Party of this Agreement and the Transaction Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Credit Party, the Governing Documents of any Credit Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Credit Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of any Credit Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Credit Party, other than Permitted Liens, or (iv) require any approval of any Credit Party’s interestholders or any approval or consent of any Person under any material Contractual Obligation of any Credit Party.

(c) Other than the filing of financing statements, the filing of a Form D with the SEC pursuant to the Securities Act and a Form 25102(f) with the California Commissioner of Corporations and the effectiveness of the Intercreditor Agreement, the execution, delivery, and performance by each Credit Party of this Agreement and the Transaction Documents to which such Credit Party is a party do not and will not require any registration or filing with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(d) As to each Credit Party, this Agreement and the other Transaction Documents to which such Credit Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Credit Party will be the legally valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The security interests granted in favor of Purchaser pursuant to the Security Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

(f) Any Taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement and the other Transaction Documents or the execution, delivery and sale of the Securities have been or will be paid on or prior to the Closing Date.

5.7 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of any Credit Party, threatened against any Credit Party, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to existing deductibles disclosed to Purchaser prior to the Closing Date) as to which the applicable insurance company has acknowledged coverage, and (b) matters arising before or after the Closing Date that, if decided adversely to the Credit Parties, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

5.8 No Material Adverse Change.

(a) The audited consolidated and consolidating balance sheets of the Credit Parties as at December 31, 2002, April 30, 2002 and April 30, 2001 and the audited consolidated and consolidating statements of income and of cash flows for the fiscal year ending on December 31, 2002, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly and accurately the consolidated and consolidating financial condition of the Credit Parties as at such date, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Credit Parties do not have any material Contingent Obligations or liabilities for Taxes that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2002 to and including the date hereof there has been no material Asset Disposition by any Credit Party of any material part of its business or property.

(b) Since December 31, 2002, there has been no development or event that has had or could reasonably be expected to result in a Material Adverse Change.

5.9 Fraudulent Transfer.

(a) Each Credit Party is, and after giving effect to the transactions contemplated hereby will be, Solvent.

(b) No transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party or Guarantor in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of the Credit Parties.

5.10 Environmental Condition. Except as set forth on Schedule 5.10, (a) to the Credit Parties’ best knowledge after due diligence, none of the Credit Parties’ properties or assets has ever been used in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation of any Environmental Law, (b) to the Credit Parties’ best knowledge after due diligence, none of the Credit Parties’ Properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials release or disposal site, (c) none of the Credit Parties has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property owned or operated by the Credit Parties, (d) none of the Credit Parties has received a summons, citation, notice, directive, order or inquiry from the Environmental Protection Agency or any other federal, state or local governmental agency concerning any action or omission by any Credit Party resulting in the release or disposing of Hazardous Materials into the environment or with respect to the presence or release of Hazardous Materials on, under, in or from the Credit Parties’ Properties or assets and (e) to the Credit Parties’ best knowledge after due diligence, no Hazardous Materials are present on, in or under any Credit Parties’ properties or assets, except for any types or amounts that do not require remediation, mitigation, monitoring or other control under any Environmental Law.

5.11 Brokerage Fees. Except as set forth on Schedule 5.11, the Credit Parties have not utilized the services of any broker or finder in connection with the Credit Parties’ obtaining financing from Purchaser under this Agreement and no brokerage commissions or finders fees are payable by the Credit Parties in connection herewith.

5.12 Proprietary Rights. Each Credit Party owns, or is licensed to use, all Proprietary Rights necessary for the conduct of its business as currently conducted, as set forth in Schedule 5.12. Other than as set forth on Schedule 5.12, no material claim has been asserted or is pending by any Person challenging or questioning the use of any Proprietary Right or the validity or effectiveness of any Proprietary Right, nor does any Credit Party know of any valid basis for any such claim. Neither the use of Proprietary Rights by the Credit Parties nor the continued operation of the Company’s businesses as presently conducted will infringe on, interfere with, impinge upon, misappropriate, or otherwise come into conflict with, any rights of any Person in any material respect.

5.13 Leases.

(a) The Credit Parties enjoy peaceful and undisturbed possession under all leases material to the business of the Credit Parties and to which the Credit Parties are a party or under which the Credit Parties are operating. All of such leases are valid and subsisting and no material default by the Credit Parties exists under any of them.

(b) Each Credit Party and its Subsidiaries has paid all payments required to be made by it under leases of real property where any of the Collateral is or may be located from time to time (other than any lease the amount or validity of which are currently subject to a Permitted Protest), and no landlord Lien has been filed, and, to the best knowledge of the Credit Parties in the reasonable and prudent conduct of business, no claim is being asserted, with respect to any such payments.

5.14 DDAs. Set forth on Schedule 5.14 are all of the DDAs of each Credit Party, including, with respect to each depository (a) the name and address of that depository, and (b) the account numbers of the accounts maintained with such depository.

5.15 Complete Disclosure.

(a) No statement or information contained in this Agreement, any other Transaction Document or any other document, certificate or statement furnished to the Collateral Agent, Purchaser or any of them, by or on behalf of any Credit Party or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents (including the documents furnished pursuant to Sections 3.20 and 3.21 and all information contained in the schedules hereto or in the other Transaction Documents) for purposes of or in connection with this Agreement, the other Transaction Documents or any transaction contemplated herein or therein, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Projections and Pro Forma Balance Sheet contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by Purchaser that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact or circumstance known to any Credit Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change that has not been expressly disclosed in writing to the Collateral Agent and Purchaser for use in connection with the transactions contemplated hereby and by the other Transaction Documents.

(b) The Company has filed all required SEC Reports with the SEC (including all filed reports, schedules, forms, statements and other documents whether or not required, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document which was filed and publicly available prior to the date of this Agreement, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

5.16 Indebtedness. Set forth on Schedule 5.16 is a true and complete list of all Indebtedness of each Credit Party outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.17 Private Offering; NASDAQ Compliance; Investment Company Act; Public Utility.

(a) Neither any Credit Party nor any Person acting on its behalf has directly or indirectly offered or sold the Securities by any form of general solicitation or general advertising (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television or radio or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising).

(b) Neither any Credit Party nor any Person acting on behalf of such Credit Party has, either directly or indirectly, sold or offered for sale to, or otherwise approached or negotiated in respect thereof with, any Person any of the Securities except as contemplated by this Agreement, and neither any Credit Party nor any Person acting on its behalf (other than Purchaser and its Affiliates) will sell or offer for sale to any Person any Security or other similar security of the Company to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of any of the Securities within the registration provisions of Section 5 of the Securities Act. The offer and sale of the Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.

(c) None of the Credit Parties has, at any time prior to the date of this Agreement, received any indication, whether in writing or orally, from any person associated with the NASD that the staff of the NASD has determined, intends to determine or may in the future determine that any of the Company’s past issuances of its common stock were made in violation of Rule 4350 of the Nasdaq Stock Market.

(d) None of the Credit Parties is, and the issuance and sale of the Securities pursuant to this Agreement will not cause any Credit Party to be, an “investment company” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act.

(e) None of the Credit Parties will be deemed by any Governmental Authority to be a “public utility” or an “affiliated interest” under any existing state or other law, rule or regulation.

5.18 Use of Proceeds. As further set forth on Schedule 5.18, the proceeds of the Note and the Warrant shall be used (i) to consummate the BRC Transaction, (ii) to repay $11,338,215.25 of the indebtedness incurred pursuant to the BOFA Credit Agreement, (iii) to repay certain bridge loans up to an amount not to exceed $950,000 in the aggregate, (iv) to pay Purchaser’s Expenses in connection with the transactions contemplated hereunder and other expenses related to the Closing; provided that any expenses payable to Bathgate LLC and to any non-employee of the Company related to the BRC Transaction (other than legal expenses) shall not exceed $400,000 in the aggregate and (v) the remainder for general working capital and corporate purposes.

5.19 Federal Regulations. No part of the proceeds of the Securities will be used for purchasing or carrying any “margin stock” (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Credit Parties in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No indebtedness being reduced or retired out of the proceeds of the Securities was or will be incurred for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U). None of the transactions contemplated by this Agreement

(including, without limitation, the direct and indirect use of proceeds of the Securities) will violate or result in a violation of Regulation T, Regulation U or Regulation X.

5.20 Labor Matters. There are no strikes, stoppages, slowdowns or other labor disputes against the Credit Parties pending or, to the best knowledge of the Credit Parties after due diligence, threatened that (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Change. Hours worked by and payment made to employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Change. All payments due from the Credit Parties on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Change if not paid have been paid or accrued as a liability on the Books of such Credit Parties in accordance with GAAP.

5.21 Employee Benefit Plans; ERISA. For purposes of this Section 5.21 and Section 10.1(o), the term “Credit Party” shall include any Person organized under the laws of the United States or operating therein that is or would be aggregated with the Credit Parties under Section 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”). However, this Section 5.21 will not apply to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA), except as expressly referred to herein.

(a) Schedule 5.21 sets forth a true, correct and complete list of:

(i) Each termination, change in control or severance agreement involving the Credit Parties, on the one hand, and any of its respective employees whose annual compensation is at a base rate equal to or exceeding $50,000, on the other hand;

(ii) All employee benefit plans, as defined in ERISA Section 3(3); and

(iii) All other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other benefits or compensation arrangements;

in each case maintained or contributed to by each Credit Party for the benefit of its employees (or former employees) and/or their beneficiaries or under which a Credit Party may incur any liability. All of these types of arrangements shall be collectively referred to as “Benefit Plans.” An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because such Credit Party’s obligations under the plan arise by reason of its being a “successor employer” under applicable laws. Furthermore, a Voluntary Employees’ Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

(b) The Credit Parties have delivered to Purchaser a true and complete copy of the following documents, to the extent that they are applicable:

(i) Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Schedule 5.21 includes a description of any such amendment that is not in writing);

(ii) The current draft of the summary plan description and all subsequent summaries of material modifications of each Benefit Plan;

(iii) The most recent Internal Revenue Service determination letter for each Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code, which determination letter reflects all amendments that have been made to the plan (except as set forth in Schedule 5.21); and

(iv) The two (2) most recent Form 5500s (including all applicable Schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan.

(c) All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid. All other amounts that should be accrued to date as liabilities of the Credit Parties under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the Books of the Credit Parties. There will be no liability of the Credit Parties (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Closing.

(d) Each Benefit Plan has been operated at all times in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and no event has occurred (either before or after the date of the letter) that would disqualify the plan.

(e) The Credit Parties do not maintain any plan that provides (or will provide) medical, death or other benefits to one or more former employees or independent contractors (including retirees) following termination of employment, other than benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. The Credit Parties have complied in all material respects with the continuation coverage requirements of COBRA.

(f) There are no investigations, proceedings, lawsuits or claims pending or, to the best knowledge of the Credit Parties, threatened relating to any Benefit Plan.

(g) The Credit Parties do not have any intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the date documents are provided to Purchaser except in the ordinary course of business and consistent with competitive business standards. No statement, either oral or written, has been made by any Credit Party (or any agent of any Credit Party) to any Person regarding any Benefit Plan that is not in accordance with the Benefit Plan that could have adverse economic consequences to Purchaser.

(h) None of the Persons performing services for the Credit Parties has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

(i) None of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of this transaction or (B) as a result of the consummation of this transaction and any actions taken by Purchaser after the Closing Date. Furthermore, the consummation of this transaction will not require the funding (whether formal or informal) of the benefits under any Benefit Plan (e.g., contributions to a “rabbi trust”).

(j) None of the assets of any Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment, or other similar expense upon its premature termination.

(k) No Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

(l) With respect to each Benefit Plan that is subject to Title IV of ERISA:

(i) No amount is due or owing from the Credit Parties to the PBGC, other than a liability for premiums under ERISA Section 4007;

(ii) All premiums have been paid to the PBGC on a timely basis;

(iii) The value, determined on a termination basis using the actuarial assumptions stated in the plan, of all accrued and ancillary benefits (whether or not vested) under each such plan did not exceed, as of the most recent valuation date, and will not exceed as of the Closing Date, the then-current fair market value of the assets of the plan;

(iv) No reportable events (within the meaning of ERISA Section 4043) have occurred;

(v) There is no accumulated funding deficiency (within the meaning of Code Section 412 or ERISA Section 302), whether or not such deficiency has been waived;

(vi) There is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value” of “assets” accrued but unpaid contributions); and

(vii) the Company and each ERISA Affiliate has made when due any “required installments” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply.

(m) None of the Credit Parties has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan, and no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of the occurrence of any withdrawal (partial or otherwise) from, or the partition, termination, reorganization, or insolvency of any Multiemployer Plan that could result in any liability on behalf of any Credit Party to a Multiemployer Plan. All contributions required to be made by the Company and its ERISA Affiliates to any Multiemployer Plan have been timely made.

(n) The aggregate liability of the Credit Parties to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent plan year of the Multiemployer Plan ended prior to the date hereof would not exceed $100,000. To the best knowledge of the Credit Parties, there has been no material change in the (i) financial condition of any Multiemployer Plan, (ii) actuarial assumptions, (iii) required level of Credit Party contributions, or (iv) level of benefits provided under any Multiemployer Plan since the close of the most recent plan year of the Multiemployer Plan that, individually or in the aggregate, would materially increase the amount of this liability.

(o) No Termination Event has occurred or is reasonably expected to occur that, when taken together with all other such Termination Events, could reasonably be expected to result in material liability to any Credit Party.

5.22 Taxes. Except as set forth on Schedule 5.22:

(a) Filing of Tax Returns. Each Credit Party has duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof. All such Tax Returns filed are complete and accurate in all material respects. No Credit Party is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Credit Party does not file Tax Returns that such Credit Party is or may be subject to taxation by that jurisdiction.

(b) Payment of Taxes. All Taxes owed by the Credit Parties (whether or not shown on any Tax Return) have been paid (other than Taxes not currently payable and Taxes subject to a bonafide dispute, which Taxes in either case have been adequately reserved). The unpaid Taxes of the Credit Parties (i) did not, as of the dates of each Credit Party’s financial statements attached hereto as Exhibit Q, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company’s balance sheet (rather than in any notes thereto), and (ii) will not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company’s balance sheet as of the Closing Date.

(c) Audits, Investigations, Disputes or Claims. No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority against any Credit Party. There are no pending or, to the best knowledge of any Credit Party, threatened audits, investigations, disputes or claims or other actions for or relating to any liability for Taxes with respect to the Credit Parties, and there are no matters under discussion with any taxing authorities, or known to any Credit Party, with respect to Taxes that are likely to result in a material additional liability for Taxes with respect to the Credit Parties. Audits of foreign, federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth in Schedule 5.22 and, except as set forth in such Schedule, no Credit Party nor any predecessor to any Credit Party has been notified that any taxing authority intends to audit a Tax Return for any other period. None of the Credit Parties has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney granted by any Credit Party with respect to any Taxes is currently in effect.

(d) Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of any Credit Party or any shares of any Credit Party’s Equity.

(e) Tax Elections. All elections with respect to Taxes affecting the Credit Parties or their assets, as of the date hereof are set forth in Schedule 5.22. None of the Credit Parties has: (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of such Credit Party’s assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of such Credit Party’s assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made or will make a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

(f) Prior Affiliated Groups. None of the Credit Parties is and has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Return.

(g) Other Entity Liability. No Credit Party has any liability for the Taxes of any Person (other than the Credit Parties) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Credit Parties or any of their assets or business, and after the Closing Date, the Credit Parties, their assets and their business shall not be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i) Partnerships, Single Member LLCs, CFCs and PHCs. Except for its relationship with the other Credit Parties and as set forth in Schedule 9.24, no Credit Party (i) is subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(j) No Withholding. None of the Credit Parties has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code. The Credit Parties have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transactions contemplated herein are not subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(k) International Boycott. The Credit Parties have never participated in and are not participating in an international boycott within the meaning of Section 999 of the Code.

(l) Permanent Establishment. None of the Credit Parties has or has ever had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(m) None of the Credit Parties has distributed the Equity of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and no Equity of any of the Credit Parties has been distributed in a transaction satisfying the requirement of Section 355 of the Code since April 16, 1997.

(n) None of the outstanding Indebtedness of any of the Credit Parties constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(e) or 279 of the Code or under any other provision of applicable law.

5.23 Contingent Obligations. Except as set forth on Schedule 5.23 or as reflected in the Company’s financial statements and the notes thereto, none of the Credit Parties is subject to or has incurred or assumed any material Contingent Obligations.

5.24 Other Obligations. Except as set forth on Schedule 5.24, the Company, each of the other Credit Parties and each Affiliate thereof is in material compliance with the terms and conditions of (i) the Senior Credit Documents and (ii) the Existing Notes, in each case, to which such Person is a party.

5.25 Power of Attorney. No power of attorney granted by any Credit Party or any of its Subsidiaries is currently in effect.

5.26 Relationship with General Electric Company. Other than the items listed on Schedule 5.26, none of the Credit Parties has any equity, creditor, or similar relationship (including, without limitation, any investment in, or any debtor, revolving credit, leasing or creditor relationship, but excluding any vendor/vendee relationship) with General Electric Company or any of its Subsidiaries.

ARTICLE 6

REPRESENTATIONS AND

WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants as follows:

6.1 Due Organization. It is duly organized and existing in good standing under the laws of the jurisdiction of its organization and the State of California.

6.2 Authorization; No Contravention. The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its Governing Documents; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it except where such violation could not reasonably be expected to result in a Material Adverse Change.

6.3 Binding Effect. This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.4 No Legal Bar. The execution, delivery and performance of this Agreement by it will not violate any provision of federal, state or local Requirement of Law or regulation applicable to it.

6.5 Purchase for Own Account.

(a) It is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and is acquiring the Securities for its own account and not with a view to any distribution thereof or with any present intention of offering or selling any of the Securities in a transaction that would violate or require registration under the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction and Purchaser will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Securities unless pursuant to a transaction either that is registered under, or that is, based upon the advice of counsel to Purchaser, exempt from registration under, the Securities Act and in compliance with applicable state and other securities laws.

(b) It has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and it is capable of bearing the economic risks of such investment and acknowledges that the Securities, as of the date hereof, have not been registered under the Securities Act or the securities laws of any state or other jurisdiction. Purchaser has conducted such investigation of the Credit Parties’ business and financial condition as Purchaser has determined to be appropriate in the exercise of due diligence.

(c) It is not an “investment company” within the meaning of the Investment Company Act and the regulations thereunder.

6.6 Broker’s Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with it or any action taken by it.

6.7 Governmental Authorization: Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification.

(a) In addition to all other sums due hereunder or provided for in this Agreement or in the other Transaction Documents, each Credit Party agrees, jointly and severally to pay, indemnify, defend, and hold the Collateral Agent, Purchaser, each of their respective Affiliates and each of their respective officers, directors, partners, trustees, members, advisors (including, without limitation, attorneys, accountants and financial advisors), employees, agents, attorneys-in-fact, controlling persons and any person designated by Purchaser to attend the meetings described in Section 8.15 (including, without limitation, any Purchaser Representative) (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, damages, costs, expenses including, but not limited to, punitive, exemplary, consequential or indirect damages and liabilities of any kind, and all reasonable attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith, or for recovery under directors’ and officers’ liability insurance policies maintained by the Company or any other Credit Party (as and when they are incurred and irrespective of whether suit is brought) (collectively “Claims”), at any time asserted against, imposed upon, or incurred by any of them (i) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of, or breach of any covenant, representation or warranty contained in, the Proposal Letter, this Agreement or any of the other Transaction Documents, or the transactions contemplated hereby or thereby, including, without limitation, any Tax liabilities or Claims in respect of any brokerage commissions or finders fees incurred by the Credit Parties in connection with obtaining financing, (ii) with respect to any Person designated by the Purchaser to attend as an observer the meetings described in Section 8.15, in respect of or in connection with any actions or inactions by such person, or other performance by such person of its rights and duties, pursuant to Section 8.15 and (iii) with respect to any investigation, litigation, or proceeding related to this Agreement or any of the other Transaction Documents, or the use of the proceeds provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto including, but not limited to, in connection with the enforcement of the indemnification obligations set forth herein (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Credit Party shall have any obligation to any Indemnified Person under this Section 7.1 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines in a non-appealable decision to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Credit Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Credit Parties with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

(b) Upon notice to any Credit Party specifying in reasonable detail the basis therefor, Purchaser may setoff any amount to which Purchaser may be entitled under this Article 7 against any amounts otherwise payable to such Credit Party by Purchaser or any of its Affiliates. The exercise of such right of setoff by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach or default under this Agreement or any other Transaction Document. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to Purchaser.

(c) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 7 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

7.2 Procedure; Notification. Each Indemnified Person under this Article 7 will, promptly after the receipt of notice of the commencement of any claim against such Indemnified Person in respect of which indemnity may be sought from any Credit Party under this Article 7, notify the Company on behalf of the Credit Parties in writing of the commencement thereof. The failure of any Indemnified Person so to notify the Company of any such action shall not relieve the Company or any other Credit Party from any liability which it may have to such Indemnified Person unless, and only to the extent that, such failure results in the Company’s forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Person and it shall notify the Company on behalf of the Credit Parties of the commencement thereof, the Credit Parties shall be entitled to assume the defense thereof at their own expense, with counsel satisfactory to Purchaser in its reasonable judgment; provided, however, that any Indemnified Person may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any Claim in which any Credit Party, on the one hand, and an Indemnified Person, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Person shall have the right to employ separate counsel at the Credit Parties’ expense and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Person, a conflict or potential conflict exists between the Company or any other Credit Party, on the one hand, and such Indemnified Person, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Credit Parties be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. Each Credit Party agrees that it will not, without the prior written consent of Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Person is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of Purchaser and each other Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding. No Credit Party shall be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld or delayed. The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, in equity, by separate agreement or otherwise.

7.3 Registration Rights Agreement. Notwithstanding anything to the contrary in this Article 7, the indemnification, reimbursement and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

ARTICLE 8

AFFIRMATIVE COVENANTS

Until the payment and performance in full in immediately available funds of all Obligations under the Transaction Documents, each Credit Party hereby covenants and agrees, jointly and severally, that it shall, and shall cause each of its Subsidiaries (including BRC for purposes of this Article 8, and BRC shall be deemed to be a Subsidiary for purposes of this Article 8) to:

8.1 Accounting System. Maintain a system of accounting that enables the Credit Parties to produce financial statements (and all of their financial statements delivered to Purchaser or filed with the SEC shall be produced) in accordance with GAAP, consistently applied, and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Purchaser. The Credit Parties also shall keep an inventory and equipment reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory and Equipment.

8.2 Reporting Package. Provide Purchaser with a reporting package covering the matters set forth in Schedule 8.2 as soon as reasonably practicable following the end of the applicable reporting period (and, in any event, (i) in the case of any monthly reporting requirements, within thirty (30) days (or forty-five (45) days in the case of a month that is the last month in one of a fiscal quarter, or such shorter period as the SEC shall require from time to time with respect to the filing by the Company of Form 10-Q quarterly reports) after the end of each month and (ii) in the case of any quarterly monthly reporting requirements, within forty-five (45) days after the end of each quarter (or ninety (90) days in the case of the Company’s fourth fiscal quarter, or such shorter period as the SEC shall require from time to time for the filing of the Company’s Annual Report on Form 10-K).

In addition, each Credit Party agrees to cooperate fully with Purchaser using reasonable means and methods to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting reasonably satisfactory to Purchaser of each of the items set forth in Schedule 8.2.

8.3 Financial Statements, Reports, Certificates. Deliver to Purchaser:

(a) Quarterly Reports. As soon as available, but in any event within forty-five (45) days (or such shorter period as the SEC shall require from time to time with respect to the filing by the Company of Form 10-Q quarterly reports) after the end of the first three (3) quarterly periods during the Company’s fiscal year:

(i) a Company prepared consolidated and consolidating balance sheet, income statement, a consolidated statement of cash flow covering the Company’s and its Subsidiaries’ (including Foreign Subsidiaries) operations, and a consolidated statement of cash flow covering the Company’s and its Subsidiaries’ (excluding Foreign Subsidiaries) operations during such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year;

(ii) a certificate signed by the Chief Financial Officer of the Company to the effect that:

(A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of the Company and its Subsidiaries at such dates;

(B) the representations and warranties of the Credit Parties contained in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(C) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Credit Parties have taken, are taking, or propose to take with respect thereto); and

(iii) a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such quarter with the financial covenants contained in Section 9.18.

The report required by this Section 8.3(a) shall be deemed timely delivered hereunder if and to the extent the Company avails itself of the extension provided by the Exchange Act Rule 12b-25 so long as such report is filed on or before the applicable filing date as so extended.

(b) Annual Reports. As soon as available, but in any event within ninety (90) days after the end of the Company’s fiscal year (or such shorter period as the SEC shall require from time to time with respect to the filing by a reporting company of Form 10-K annual reports):

(i) financial statements of the Company and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Purchaser setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit and certified by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, any such accountants’ letter to management (whether in draft or final form) received by any Credit Party or any of its Subsidiaries and the management’s responses thereto;

(ii) a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such fiscal year with the financial covenants contained in Section 9.18.

The report required by this Section 8.3(b) shall be deemed timely delivered hereunder if and to the extent the Company avails itself of the extension provided by the Exchange Act Rule 12b-25 so long as such report is filed on or before the applicable filing date as so extended.

(c) Projections.

(i) as soon as available, but in any event at least thirty (30) days prior to the start of each fiscal year of the Company for one-year projections and by the end of the previous fiscal year of the Company for three-year projections, copies of the Credit Parties’ Projections, all prepared on a consistent basis with the Credit Parties’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Purchaser for the forthcoming fiscal year, quarter by quarter, or the forthcoming three(3) years, year by year, as applicable, in each case certified by the Chief Financial Officer of the Company as being such officer’s good faith best estimate of the financial performance of the Company and its Subsidiaries during the period covered thereby; and

(ii) within forty-five (45) days after the end of each of the first three fiscal quarters of the Company’s fiscal year (or such shorter period as the as the SEC shall require from time to time with respect to the filing by a reporting company of a Quarterly Report on Form 10-Q), and within ninety (90) days after the end of the fourth fiscal quarter of the Company’s fiscal year (or such shorter period as the SEC shall require from time to time with respect to the filing by a reporting company of Form 10-K annual reports), a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year. The information required by this clause (ii) shall be deemed adequately and timely provided so long as contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained within the Company’s annual or quarterly report, as the case may be, so long as the same is timely filed as provided under the rules of the Exchange Act (including as extended by Rule 12b-25 thereof).

(d) SEC Reports and Other Information. If and when filed by any Credit Party:

(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii) any other filings made by any Credit Party with the SEC or other filings or correspondence with NASD or the Nasdaq National Market,

(iii) copies of the Credit Parties’ federal income Tax returns, and any amendments thereto, filed with the Internal Revenue Service,

(iv) press releases relating to any Credit Party, prior to or concurrently with the issuance thereof, and

(v) any other information that is provided by the Company to its shareholders generally.

The deliveries contemplated by this Section 8.3(d) may, at the Company’s option, be made if the same is filed electronically with the SEC or otherwise publicly available and the Company provides Purchaser with the relevant location data.

(e) If and when filed by any Credit Party and as requested by Purchaser, satisfactory evidence of payment of applicable excise Taxes in each jurisdiction in which (i) any Credit Party conducts business or is required to pay any such excise Tax, (ii) where any Credit Party’s failure to pay any such applicable excise Tax would result in a Lien on the properties or assets of any Credit Party, or (iii) where any Credit Party’s failure to pay any such applicable excise Tax reasonably could be expected to result in a Material Adverse Change.

(f) As soon as a Credit Party has knowledge of any event or condition that constitutes a Default or an Event of Default or that could be expected to result in a Material Adverse Change, written notice thereof and a statement of the curative action that the Credit Parties have taken, are taking and propose to take with respect thereto.

(g) As soon as a Credit Party has knowledge of any pending or threatened action, suit or proceeding by any Person, or any pending or threatened investigations by a Governmental Authority that would reasonably be expected to result in a Material Adverse Change, written notice thereof and a statement of the curative action that the Credit Parties have taken, are taking and propose to take with respect thereto.

(h) As soon as a Credit Party has knowledge of any notice of any violation by any Credit Party of any Environmental Law that would reasonably be expected to result in a Material Adverse Change, written notice thereof and a statement of the curative action that the Credit Parties have taken, are taking and propose to take with respect thereto.

(i) Senior Credit Agreement; Existing Notes; Other Indebtedness.

(i) as and when delivered by the Company or any other Credit Party to the Senior Lender or any holder of the Existing Notes or any other Indebtedness of any Credit Party: (A) the schedules and reports required to be delivered under the terms of paragraph 11 of the Senior Credit Agreement or similar schedules or “Compliance Certificates” under the terms of the documents evidencing the Existing Notes or such other Indebtedness; and (B) projections, if any, required to be delivered under the terms of the Senior Credit Agreement or under the terms of the documents evidencing the Existing Notes or such other Indebtedness;

(ii) no later than ten (10) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Credit Documents or the Existing Notes;

(iii) on the date of the occurrence thereof, notice (A) that any or all of the obligations under the Senior Credit Documents, the Existing Notes or any other Indebtedness have been accelerated, (B) that the Senior Lender or any holder of the Existing Notes or such other Indebtedness has given notice that any or all such obligations are to be accelerated or (C) of any default or breach under the Senior Credit Documents, the Existing Notes or any other Indebtedness; and

(iv) to the extent not included in clauses (i) through (iii) above, no later than the date the same are required to be delivered thereunder, copies of all agreements, documents or other instruments (including, without limitation, (A) audited and unaudited, pro forma and other financial statements, reports, forecasts, and projections, together with any required certifications thereon by independent public auditors or officers of the Company or any of its Subsidiaries or otherwise, (B) press releases, (C) statements or reports furnished to any other holder of the securities of the Credit Parties or any of their respective Subsidiaries, and (D) regular, periodic and special securities reports) that the Company or any of its Subsidiaries are required to provide pursuant to the terms of the Senior Credit Documents or the Existing Notes.

(j) No later than ten (10) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Governing Documents of any Credit Party or any of its Subsidiaries.

(k) As soon as possible and in any event within five (5) Business Days of obtaining knowledge thereof, any notice that any Governmental Authority may reject or condition approval of any material permit held by any Credit Party or any of its Subsidiaries, or any application for any material permit held by any Credit Party or any of its Subsidiaries on terms and conditions that are materially burdensome to such Person, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person.

(l) So long as the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and during any period in which it is not subject to and in compliance with Section 13 or Section 15(d) of the Exchange Act or is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to Purchaser and to each prospective purchaser (as designated by Purchaser) of such restricted securities, upon the request of Purchaser or any prospective purchaser that represents its ability and qualifications to trade the securities under Rule 144A under the Securities Act, any information required to be provided by Rule 144A(d)(4) under the Securities Act (this covenant being intended for the benefit of Purchaser, and the prospective purchasers designated by Purchaser, from time to time of such restricted securities).

In addition to the financial statements referred to above, the Credit Parties agree to deliver financial statements prepared on both a consolidated and consolidating basis and that except as permitted by GAAP and by Regulation S-X, no Credit Party, or any Subsidiary of a Credit Party, will have a fiscal year different from that of the Company. The Credit Parties agree that their independent certified public accountants are authorized to communicate with Purchaser and to release to Purchaser, at the Credit Parties’ expense up to $5,000 per fiscal year, if no Event of Default has occurred and is continuing, or at the Credit Parties’ sole expense, if an Event of Default has occurred and is continuing, whatever financial information concerning the Credit Parties that Purchaser reasonably may request. Each Credit Party waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Purchaser pursuant to or in accordance with this

Agreement, and agrees that Purchaser may contact directly any such accounting firm or service bureau in order to obtain such information.

8.4 Credit Party Reports. Cause each other Credit Party to deliver its annual financial statements (if not consolidated with the Company’s annual financial statement filed with its annual report on Form 10-K) at the time when the Company provides its audited financial statements to Purchaser and copies of all federal income Tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

8.5 Maintenance of Properties, etc.

(a) Maintain and preserve all of its material Properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

(b) Maintain ownership of the shares of Equity of each Subsidiary as set forth in Schedule 5.5(c).

8.6 Taxes.

(a) Cause all assessments and Taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Credit Parties or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or Tax shall be the subject of a Permitted Protest. The Credit Parties shall make timely payment or deposit of all Tax payments and withholding Taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Purchaser with proof satisfactory to Purchaser indicating that the applicable Credit Party has made such payments or deposits. Upon request by Purchaser to the Company, the Credit Parties shall deliver satisfactory evidence of payment of applicable excise Taxes in each jurisdiction in which any Credit Party is required to pay any such excise Tax.

(b) Promptly notify Purchaser in writing upon receipt of notice of any material pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Credit Parties and permit Purchaser to participate fully to the extent allowed by law, in any proceedings relating to any such audits or assessments (including, without limitation, not resolving any such matters without the prior written consent of Purchaser, which consent shall not be unreasonably withheld).

(c) Pay all Transfer Taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement or the issuance and sale of the Securities and shall hold harmless Purchaser from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such Taxes.

8.7 Insurance.

(a) At each of the Credit Parties’ sole expense, maintain insurance respecting its property and assets wherever located, covering loss or damage by fire, theft, explosion, terrorism, and all other hazards and risks as ordinarily are, from time to time, insured against by other Persons engaged in the same or similar businesses in the same general geographic area as such Credit Party. All such policies of insurance shall be in such amounts, against such risks and subject to such deductibles, and with such financially sound and reputable insurance companies as are reasonably satisfactory to Purchaser (and which, if acceptable to Senior Lender, shall be deemed to be reasonably satisfactory to Purchaser); provided that in any event each of the Credit Parties will maintain (i) property and casualty insurance on all Property on an all risks basis (including the perils of flood, loss by fire, explosion, and theft and such other risks and hazards as are covered by a standard extended coverage insurance policy), covering the repair or replacement cost of all such Property and consequential loss coverage for business interruption and extra expense (which shall include construction expenses and such other business interruption expenses as are otherwise generally available to similar businesses), (ii) public liability insurance, and (iii) building law and ordinance coverage in such amount as to address to the satisfaction of Purchaser any increased cost of construction, debris removal and/or demolition expenses incurred as a result of the application of any building law and/or ordinance. All such insurance with respect to each of the Credit Parties shall be provided by insurers or reinsurers which (x) in the case of United States insurers and reinsurers, have an A.M. Best policyholders rating of not less than A- with respect to primary insurance and B+ with respect to excess insurance and (y) in the case of non-United States insurers and reinsurers, the providers of at least eighty percent (80%) of such insurance have either an ISI policyholders rating of not less than A, an A.M. Best policyholders rating of not less than A- or a surplus of not less than $500,000,000 with respect to primary insurance, and an ISI policyholders rating of not less than BBB with respect to excess insurance, or, if the relevant insurance is not available from such insurers, such other insurers as Purchaser may approve in writing. All insurance shall (1) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by Purchaser of written notice thereof, (2) if reasonably requested by Purchaser, include a breach of warranty clause, (3) contain a “Replacement Cost Endorsement” with a waiver of depreciation and a waiver of subrogation against Purchaser, (4) contain endorsements providing that none of the Credit Parties, Purchaser, the Collateral Agent or any other Person shall be a co-insurer under such insurance policies, and (5) be reasonably satisfactory in all material respects to Purchaser. The Collateral Agent shall be named as an additional insured on all liability insurance policies of each Credit Party and the Collateral Agent shall be named as a loss payee on all property and casualty insurance policies of each such Person. The Credit Parties shall deliver copies of all such policies to Purchaser. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Give the Collateral Agent prompt notice of any loss in excess of $100,000 covered by the insurance policies described in clause (a) above. Purchaser shall have the right (subject to the consent of the relevant Credit Party’s insurer and that of the Senior Lender) to adjust any losses payable under any such insurance policies in excess of $250,000, without any liability to the Credit Parties whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Collateral Agent to be applied, subject to the Intercreditor Agreement, at the Collateral Agent’s option either to the prepayment of the Obligations or shall be disbursed to the Company under staged payment terms reasonably satisfactory to Purchaser for application to the cost of repairs, replacements, or restorations; provided, that the Collateral Agent shall disburse such proceeds to the Company (under staged payment terms as provided above) so long as (i) no Event of Default shall have occurred and be continuing and (ii) the affected Credit Party shall provide the Collateral Agent with reasonably detailed plans respecting the costs and methods of repairs, replacements or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

(c) Not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 8.7, unless the Collateral Agent is included thereon as named insured with the loss payable to the Collateral Agent under a lender’s loss payable endorsement or its equivalent. The Company immediately shall notify the Collateral Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Collateral Agent.

(d) At the Credit Parties’ sole expense, maintain directors’ and officers’ liability insurance in respect of any director appointed by Purchaser to the Company’s Board of Directors in accordance with Section 8.15, with the same insurer, in the same amount, on the same terms and conditions and with the same deductibles as are applicable to all other directors on the Company’s Board of Directors, the amounts, terms, conditions and deductibles of which shall at all times be comparable to directors’ and officers’ liability insurance maintained by businesses similarly situated to the Company.

(e) Commencing on June 30, 2005 and at the end of each second fiscal year of the Company thereafter, provide Purchaser with a biennial report of an insurance broker of national standing reasonably satisfactory to Purchaser as to the adequacy of the amounts and types of insurance maintained by the Credit Parties and, at the request of Purchaser, obtain and maintain any amount and type of insurance recommended in such report which such Credit Parties have not already obtained and maintained.

8.8 Location of Collateral. Keep the Collateral only at the locations identified on Schedule 5.3 and provide the Collateral Agent Collateral Access Agreements for such locations (if such locations are leased and not owned by the Credit Parties); provided, however, that the Company may amend Schedule 5.3 so long as such amendment occurs by written notice to the Collateral Agent not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States (if originally so located), and so long as, at the time of such written notification, the applicable Credit Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent’s and Purchaser’s Liens on such assets and also provides to the Collateral Agent a Collateral Access Agreement.

8.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including without limitation,

the SEC, the Environmental Protection Agency, Air Quality Management Districts and local fire departments), including, without limitation, the Fair Labor Standards Act, the Americans With Disabilities Act, the Securities Act, the Exchange Act and the Foreign Corrupt Practices Act.

8.10 Leases. Pay when due all rents and other amounts payable under any leases to which any Credit Party is a party or by which any Credit Party’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

8.11 Brokerage Commissions. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of the Credit Parties’ obtaining financing under this Agreement. The Credit Parties agree and acknowledge that payment of all such brokerage commissions or finders fees shall be the sole responsibility of the Credit Parties, and each Credit Party agrees to indemnify, defend, and hold Purchaser harmless from and against any claim of any broker or finder arising out of the Credit Parties’ obtaining financing under this Agreement.

8.12 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its limited liability company or corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

8.13 Environmental. (a) Keep any property either owned or operated by any Credit Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Purchaser documentation of such compliance which the Purchaser reasonably requests, (c) promptly notify Purchaser of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Credit Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Purchaser with written notice within ten (10) days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

8.14 Disclosure Updates. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, (a) notify Purchaser if any written information, exhibit, or report furnished to Purchaser contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) without limiting any liability therefore, correct any defect or error that may be discovered therein or in any Transaction Document or in the execution, acknowledgement, filing, or recordation thereof.

8.15 Monitoring Rights.

(a) Board Attendance. At any time while the Note remains outstanding, give Purchaser, notice of (in the same manner as notice is given to directors or stockholders, as the case may be, but not less than forty-eight (48) hours prior to such meeting unless otherwise agreed to by Purchaser in advance and in writing) meetings of the Board of Directors (or equivalent body) or any committee thereof of the Company and all meetings of the Company’s stockholders called by the Company and permit one Person designated by Purchaser (the “Purchaser Representative”) to participate in and monitor such meetings of the Company. Purchaser shall be provided with copies of (i) a meeting agenda, if any is prepared, (ii) all information that is provided to the members of the Board of Directors (or equivalent body) or any committee thereof of the Company or to the stockholders of the Company (whether prior to, at, or subsequent to any such meetings), and access thereto, as the case may be, at the same time as such materials are provided to the members of the Board of Directors (or equivalent body) or any committee thereof of the Company or to the stockholders of the Company, as the case may be, and (iii) the minutes of all meetings of the Board of Directors (or equivalent body) and any committee thereof of the Company and of all meetings of stockholders of the Company concurrently with the distribution of such minutes to one or more members of the Board of Directors (or equivalent body) or any committee thereof of the Company or stockholders of the Company, as the case may be, but in no event later than forty-five (45) days after each such meeting. The reasonable travel and/or monitoring expenses incurred by any Person designated by Purchaser in attending any board or committee meetings shall be reimbursed by the Company to the extent consistent with the then existing policy of the Company of reimbursing directors generally for such expenses.

(b) Monthly Operating Meetings. In each calendar month after the Closing Date, cause its Representatives to meet with Representatives of Bison Capital to review the financial condition of the Company and its Subsidiaries as reflected in the financial information furnished pursuant to Sections 8.2 and 8.3. Each meeting shall at all times be comprised of at least one (1) Executive Officer of the Company and two (2) individuals designated by Bison Capital (who initially shall be James K. Hunt and Douglas B. Trussler). The financial officers and other members of senior management of the Company shall be available at each meeting to review financial information and discuss other matters. Bison Capital and the Company shall mutually agree in each calendar month on the date and time for the meeting to be held in the immediately succeeding calendar month; provided, that the failure to agree on such date and time in any month shall not be construed as an agreement not to hold a meeting in the immediately succeeding month. Meetings may be conducted by telephone so long as each of the persons attending can hear each of the other persons attending the meeting.

8.16 Reservation of Shares of Equity of the Company. The Company shall at all times reserve and keep available out of its authorized Equity, solely for the purpose of issuance or delivery upon exercise of the Warrant, the maximum number of shares of Equity of the Company that may be issuable or deliverable upon such exercise (the “Warrant Securities”). The Warrant Securities shall, when issued or delivered in accordance with the Warrant be duly and validly issued and fully paid and non-assessable and free and clear of any Liens or adverse claims and shall not be subject to preemptive rights in favor of any Person. The Company shall issue such Warrant Securities in accordance with the provisions of the Warrant and shall otherwise comply with the terms thereof.

8.17 ERISA Matters.

(a) Cause each Benefit Plan to be operated in compliance with the terms of such Benefit Plan and applicable law and shall pay and discharge promptly any liability imposed upon it or them pursuant to the provisions of such Benefit Plan and applicable law; provided, however, that no Credit Party shall be required to pay any such liability if (i) the amount, applicability, or validity thereof shall be diligently contested in good faith by appropriate proceedings and (ii) such Person shall have set aside on its books reserves which, in the good faith judgment of the board of directors of such Person, are adequate with respect thereto.

(b) Deliver to Purchaser promptly, but in no event more than five (5) Business Days after any officer of any Credit Party obtains knowledge of (i) the Internal Revenue Service’s (A) revocation of, or intent to revoke, the Tax-qualified status of any Benefit Plan, (B) imposition of an excise Tax upon the occurrence of a “prohibited transaction” as such term is defined in Section 4975 of the Code, or (C) disallowance of a deduction (in whole or in part) for a contribution to a Benefit Plan, (ii) the institution of a lawsuit against a Benefit Plan (or a Fiduciary of such plan), or (iii) the United Stated Department of Labor’s imposition of a penalty under Section 502 of ERISA relating to a Benefit Plan, a written notice specifying the nature of such action, what action has been taken, is being taken, or is proposed to be taken with respect thereto, and a copy of any correspondence or other documentation relating to the matter.

(c) Deliver to Purchaser promptly, but in no event more than five (5) Business Days after any officer of any Credit Party obtains knowledge thereof, written notice of (i) the occurrence of a Termination Event, (ii) any fact arising in connection with any Benefit Plan that could constitute grounds for the termination thereof by the PBGC or for the appointment of a trustee to administer the Benefit Plan or that might otherwise result in material liability to the PBGC, (iii) any Benefit Plan failing to have sufficient assets to qualify for a standard termination under Section 4041 of ERISA, (iv) the imposition of any withdrawal liability on any Credit Party with respect to a Multiemployer Plan, (v) a determination that a Multiemployer Plan in which a Credit Party participates is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (vi) the termination of a Multiemployer Plan in which a Credit Party participates, or (vii) the filing of a request for a waiver of the minimum funding standard with regard to any Benefit Plan to which such standard applies.

(d) Upon request by Purchaser, furnish to Purchaser copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Benefit Plan; (ii) the most recent actuarial valuation report for each Benefit Plan; (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning a Termination Event; and (iv) such other documents or governmental reports or filings relating to any Benefit Plan as Purchaser shall reasonably request.

8.18 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

8.19 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit Representatives of the Collateral Agent and representative of Purchaser to visit and inspect any of its properties and examine and, at the Credit Parties’ expense, and make abstracts from any of its books and records, at the Credit Parties’ expense up to $5,000, if no Event of Default has occurred and is continuing, or at the Credit Parties’ sole expense, if an Event of Default has occurred and is continuing, at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Credit Parties with officers and employees of such Credit Parties and with their respective independent certified public accountants and (c) permit representatives of the Collateral Agent and Purchaser to consult from time to time with management of the Credit Parties at their respective places of business regarding operating and financial matters, including the right to consult with and advise management of the Credit Parties on significant business issues, including management’s proposed annual operating plans and to meet with the management of the Credit Parties at their facilities at mutually agreeable times for such consultation and advice and to review progress in achieving their operating plans.

8.20 Other Obligations. Perform and observe, and cause each of its Affiliates to perform and observe, each of the covenants and agreements required to be performed by such Person pursuant to, and in accordance with, (i) the Senior Credit Documents and (ii) the Existing Notes.

8.21 Additional Collateral, etc.

(a) With respect to any Property acquired after the Closing Date as to which the Collateral Agent and Purchaser do not have a perfected security interest with the priority required under the Transaction Documents, promptly (and in any event, within five (5) days following the date of such acquisition) (i) execute and deliver to the Collateral Agent and Purchaser such amendments to this Agreement or such other documents and modifications thereof as the Collateral Agent or Purchaser deem necessary or advisable to grant to the Collateral Agent and Purchaser a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to the Collateral Agent and Purchaser a perfected first priority security interest in such Collateral, subject only to Permitted Liens, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdiction as may be required by this Agreement or by law or as may be requested by the Collateral Agent and Purchaser.

(b) Subject to Section 9.11, with respect to any new Subsidiary created or acquired after the Closing Date by any Credit Party, the Credit Parties shall cause such Subsidiary to promptly (and, in any event, within five (5) days following such creation or the date of such acquisition) (i) execute and deliver to the Collateral Agent and Purchaser a Joinder

Agreement and such amendments to this Agreement as the Collateral Agent or Purchaser deems necessary or advisable to grant to the Collateral Agent and Purchaser a perfected first priority security interest, subject only to Permitted Liens, in the Equity of such new Subsidiary that is owned by such Credit Party; provided that, Foreign Subsidiaries shall not be required to execute and deliver a Joinder Agreement, (ii) deliver to the Collateral Agent a Stock Pledge Agreement, the certificates representing such Equity (provided that, with respect to any Foreign Subsidiary, so long as its jurisdiction of organization is outside the United States, in no event shall more than 66% of the Equity of any such Foreign Subsidiary be subject to any Lien or be required to be pledged under any Transaction Document to the extent that a pledge of more than 66% of such Equity would result in a material adverse Tax consequence for the Company), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Credit Party, as the case may be, (iii) cause such new Subsidiary (other than Foreign Subsidiaries) (A) to become a party to this Agreement, the Security Agreement, the Intellectual Property Security Agreement and any other Transaction Document as Purchaser may request, (B) to take such actions necessary or advisable to grant to the Collateral Agent and Purchaser a perfected first priority security interest, subject only to Permitted Liens, in all Property described in this Agreement, the Security Agreement and the Intellectual Property Security Agreement with respect to such new Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary Persons of Control Agreements and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by this Agreement, the Intellectual Property Security Agreement or by law or as may be requested by the Collateral Agent or Purchaser and (C) evidence of proper corporate or other organizational authorization and legal opinions with respect to each of the matters set forth in this Section 8.21(b), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent and Purchaser, and (iv) deliver to the Collateral Agent and Purchaser such other documentation as the Collateral Agent and Purchaser may require, in their sole discretion, in each case, in form and substance satisfactory to the Collateral Agent and Purchaser.

8.22 Stockholder Approval. In the event that stockholder approval is needed under the rules of the NASD or otherwise for the issuance or exercise of any of the Securities, use its reasonable best efforts to file with the SEC, not later than thirty (30) Business Days following the Closing Date (or, if later, the date of the event triggering the stockholder approval requirement) a preliminary proxy statement (the “Preliminary Proxy”) on Schedule 14A in connection with a special meeting of the Company’s stockholders to approve the issuance of the Securities pursuant to this Agreement, and the issuance of shares of Common Stock upon the exercise of the Warrant (the “Stockholder Proposal”). Promptly following the approval by the SEC of the Preliminary Proxy or, if the SEC does not review the Preliminary Proxy, the tenth (10th) calendar day after filing the Preliminary Proxy with the SEC (or if such day is not a Business Day, then the next Business Day), the Company shall use its reasonable best efforts to commence distribution to the Company’s stockholders of record of a definitive proxy statement related to the Stockholder Proposal. The Company agrees to use its best efforts to obtain stockholder approval of the Stockholder Proposal. Promptly following the special meeting of the stockholders, the Company shall notify Purchaser in writing of the results of the vote of the stockholders on the Stockholder Proposal. The Company agrees that the definitive proxy statement distributed pursuant to this Section 8.22 will as of its mailing and as of the date of the special meeting of the stockholders (i) comply as to form with the requirements of Schedule 14A under the Exchange Act, and (ii) not be in violation of Rule 14a-9 of the Exchange Act.

8.23 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Purchaser may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Transaction Documents or more fully perfecting or renewing the rights of the Collateral Agent and Purchaser with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Credit Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Collateral Agent and Purchaser of any power, right, privilege or remedy pursuant to this Agreement or the other Transaction Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Credit Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Collateral Agent and Purchaser may be required to obtain from such Credit Party for such governmental consent, approval, recording, qualification or authorization.

8.24 Lost, etc. Certificates Evidencing Warrant Securities; Exchange. Upon notice by the Collateral Agent or Purchaser that any certificate representing the Warrant Securities has been mutilated, lost, stolen or destroyed, the Company shall promptly (and in no event later than five (5) days after such notice), replace and deliver such certificate to the Collateral Agent, as designated in such notice; provided, however, that the Company receives evidence reasonably satisfactory to the Company of such mutilation, loss, theft or destruction of such certificate and provided, further that if such certificate has been mutilated, the Collateral Agent shall deliver such mutilated certificate to the Company in exchange for the replacement certificate. The Company shall pay for all out-of-pocket costs and expenses related to the replacement and delivery of such certificate (including the cost of insurance against lost or theft in an amount satisfactory to the Collateral Agent).

8.25 Transactions with General Electric Company or its Affiliates. Except as set forth in Schedule 5.26, the Company shall provide GE Asset Management Incorporated written notice no less than fifteen (15) days prior to the occurrence, to its knowledge, of any of the following events: (i) the issuance by any Credit Party of any securities (including, without limitation, any capital stock or notes, debentures or other indebtedness, exchangeable for capital stock) of such Credit Party to General Electric Company or any of its Subsidiaries or Affiliates, or (ii) the grant by any Credit Party of any options, warrants or other rights to acquire any securities of such Credit Party to General Electric Company or any of its Subsidiaries or Affiliates.

8.26 BRC Financial Audit. The Company shall complete a financial audit for BRC for each of the last two (2) fiscal years and deliver such audits to Purchaser, in form and substance reasonably satisfactory to Purchaser within sixty (60) days of the Closing Date.

8.27 BRC Financial Forecasts. The Company shall deliver to Purchaser within sixty (60) days of the Closing Date financial forecasts for fiscal years 2004-2007 of BRC which are prepared by BRC and certified by the principal financial officer of BRC.

8.28 Nasdaq National Stock Market. The Common Stock shall at all times be listed for trading on the Nasdaq National Market.

8.29 Chief Executive Officer. The Company shall cause Robert M. Stemmler (or one or more successors reasonably satisfactory to Purchaser) to hold the office of Chief Executive Officer of the Company and to spend ninety-five percent (95%) of his employment time, attention and best efforts to the business of the Company.

8.30 Obtain Consents for Pledge of Joint Ventures. The Company shall obtain all of the necessary consents and other documentation to effectuate the pledge of the Equity of each of CNGC-IMPCO Technologies, LLC, MINDA IMPCO Technologies, Ltd. and MINDA IMPCO Ltd. to the Collateral Agent, for the benefit of the Collateral Agent and Purchaser within ninety (90) days of the Closing Date; provided that in the case of consents from any Governmental Authority, the Company shall use best efforts to obtain such consents.

ARTICLE 9

NEGATIVE COVENANTS

Until the payment and performance in full in immediately available funds of all Obligations under the Transaction Documents, each Credit Party hereby covenants and agrees, jointly and severally, that it shall not, and shall not cause or permit any of its Subsidiaries (including BRC for purposes of this Article 9, and BRC shall be deemed a Subsidiary for purposes of this Article 9) to:

9.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Transaction Documents;

(b) Indebtedness set forth on Schedule 5.16 existing as of the date hereof;

(c) Permitted Purchase Money Indebtedness;

(d) Indebtedness under the Senior Credit Agreement, in a principal amount not to exceed $12,000,000 in the aggregate for such Indebtedness; and

(e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (a), (b), (c) and (d) of this Section 9.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Purchaser’s reasonable judgment, materially impair the prospects of repayment of the Obligations by the Credit Parties or materially impair the Credit Parties’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate or fees with respect to, the Indebtedness so refinanced, renewed, or extended; provided that the applicable Credit Party may incur such Indebtedness relating to refinancings, renewals, or extensions that result only in an increase in the interest rate or the closing fee with respect to the Indebtedness (reasonably consistent with the interest rates and closing fees required by the market for such Indebtedness at such time) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, (iii) such refinancings, renewals, or extensions do not result in a material shortening of the average weighted life to maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are more burdensome or restrictive to the applicable Credit Party than the Indebtedness so refinanced, renewed or extended, (iv) the obligor under the Indebtedness incurred under this Section 9.1(e) is the Company or the applicable Subsidiary that is the obligor on the Indebtedness being refinanced, renewed or extended and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to Purchaser as those that were applicable to the refinanced, renewed, or extended Indebtedness.

9.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its Property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for (each, a “Permitted Lien”):

(a) Liens held by the Collateral Agent securing the Obligations under the Transaction Documents;

(b) Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests;

(c) Liens set forth on Schedule 9.2 securing Indebtedness permitted under Section 9.1 (other than clauses (c) and (e) thereof);

(d) Purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Liens attach only to the asset purchased or acquired and the proceeds thereof, (ii) the Indebtedness secured thereby does not exceed the purchase price of the asset purchased or acquired and is not thereafter increased, (iii) such Liens are created substantially simultaneously with the acquisition of such asset and (iv) the amount of the Indebtedness secured thereby does not exceed $1,000,000 in the aggregate at any time;

(e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent or (ii) are the subject of Permitted Protests;

(f) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance;

(g) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business in the aggregate not to exceed $50,000 at any time outstanding and not in connection with the borrowing of money;

(h) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, in the aggregate not to exceed $50,000 at any time outstanding;

(i) With respect to any real property that is not part of the Collateral, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof; and

(j) Liens that are replacements of Permitted Liens to the extent that (i) the original Indebtedness is refinanced, renewed, or extended under Section 9.1(e), (ii) the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness, (iii) the amount of the Indebtedness or other obligations secured thereby is not greater than the amount of the original Indebtedness and (iv) the Person granting the replacement Lien is the same Person that granted the Lien being replaced.

9.3 Restrictions on Fundamental Changes. Except as set forth on Schedule 9.3:

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, directly or indirectly (whether structured as a sale, lease, leaseback or otherwise), in one transaction or a series of transactions, any part of its assets or businesses, whether by way of merger, consolidation, tender offer, exchange offer, liquidation, dissolution, joint venture, purchase, recapitalization or similar transaction or otherwise, other than Permitted Dispositions.

(d) Cause, permit or suffer, directly or indirectly, any Change of Control.

9.4 Change Name. Change any Credit Party’s name, FEIN, organizational structure, identity, or jurisdiction of organization, cease to be a “registered organization” within the meaning of Section 9-307 of the UCC or add any new fictitious name; provided, however, that a Credit Party may change its name upon at least thirty (30) days’ prior written notice by the Company to the Collateral Agent of such change and so long as, at the time of such written notification, such Credit Party provides any financing statements necessary to perfect and continue perfected Purchaser’s Liens, with the priority required under the Transaction Documents.

9.5 Guarantee. (a) Guarantee or otherwise become in any way liable with respect to any Contingent Obligations except (i) by endorsement of instruments or items of payment for deposit to the account of the Credit Parties or which are transmitted or turned over to Purchaser, (ii) any Guarantees pursuant to the Transaction Documents, (iii) any Guarantees pursuant to the Senior Credit Documents and Existing Notes as in effect on the date hereof, of the Indebtedness of the Credit Parties thereunder or (iv) any warranties provided to customers in the ordinary course of a Credit Party’s business in connection with such Credit Party’s products and (b) without limiting the foregoing, permit any of its Affiliates to guarantee or otherwise become in any way liable with respect to any Indebtedness or Contingent Obligations secured by “margin stock” (within the meaning of Regulation U).

9.6 Nature of Business. Enter into or engage in any business, either directly or indirectly, except for those businesses in which the Credit Parties are engaged on the date hereof or that are reasonably related and ancillary thereto. Employ persons other than with respect to positions with responsibilities and duties directly related to the core operations of the business in which the Credit Parties are engaged on the Closing Date.

9.7 Prepayments and Amendments.

(a) Except in connection with a refinancing permitted by Section 9.1(e), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Credit Party, other than the Obligations in accordance with this Agreement; and

(b) Except in connection with a refinancing permitted by and consistent with Section 9.1(e), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 9.1(b) or Section 9.1(c).

9.8 Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

9.9 Restricted Payments. Make any of the following, each of which shall be a “Restricted Payment”:

(a) Declare or pay any dividend or make any other payment or distribution on account of any Credit Party’s Equity (including, without limitation, any payment in connection with any merger or consolidation involving any Credit Party) or to the direct or indirect holders of any Credit Party’s Equity in any capacity (whether as a member, stockholder, manager, advisor or otherwise) other than dividends or other distributions to the Company from a Subsidiary of the Company;

(b) Make any payment on, or with respect to, assets set aside for a sinking or other analogous fund for the purchase, redemption, acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving a Credit Party) of any Equity of any Credit Party or any direct or indirect parent of such Credit Party;

(c) Make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Note, except a payment of interest or principal at the stated maturity thereof; or

(d) Enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”)

obligating any Credit Party or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in the value of any such security.

9.10 Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Credit Parties’ accounting records without said accounting firm or service bureau agreeing to provide the Collateral Agent and Purchaser information regarding the Collateral or the Credit Parties’ financial condition.

9.11 Investments; Acquisitions; Subsidiaries.

(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that the Credit Parties and their Subsidiaries (other than BRC) shall not have Permitted Investments in deposit accounts or Securities Accounts in excess of $1,000,000 in the aggregate outstanding at any one time unless the Collateral Agent and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments, as the Collateral Agent or Purchaser shall require or reasonably request, to perfect (and further establish) the Collateral Agent’s and Purchaser’s Liens in such Permitted Investments.

(b) Directly or indirectly purchase or otherwise acquire all or any substantial part of the business, assets or Equity of any Person, other than Permitted Acquisitions and as permitted under Section 9.11(c).

(c) Form or acquire any Subsidiaries unless:

(i) both before and after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(ii) Purchaser shall have received from the Credit Parties fifteen (15) days’ prior written notice (in the case of a domestic Subsidiary) or thirty (30) days’ prior written notice (in the case of a Foreign Subsidiary) of such transaction;

(iii) Purchaser shall have consented, in writing, to the formation or acquisition of such Subsidiary, which consent shall not unreasonably be withheld so long as such event is otherwise in compliance with this Section 9.11(c) and is not otherwise materially detrimental to the rights of Purchaser hereunder;

(iv) such Subsidiary (other than a Foreign Subsidiary) executes the Joinder Agreement pursuant to Section 8.21; and

(v) the Equity of such Subsidiary is pledged to the Collateral Agent for the benefit of the Collateral Agent and Purchaser pursuant to a Stock Pledge Agreement in accordance with Section 8.21.

(d) Except for joint ventures set forth on Schedule 9.24, form or acquire any interests in an Affiliate or form any joint venture unless:

(i) Purchaser shall have received from the Credit Parties fifteen (15) days’ prior written notice (in the case of a domestic Affiliate or joint venture) or thirty (30) days’ prior written notice (in the case of a foreign Affiliate or joint venture) of such transaction; and

(ii) such transaction does not require the Credit Parties, individually or in the aggregate, to contribute, pay or otherwise incur liabilities (including, without limitation, any Indebtedness or Contingent Obligation), whether direct or indirect, in connection therewith, in excess of $200,000 individually or $500,000 in the aggregate.

9.12 Transactions with Affiliates. Directly or indirectly, pay any funds to or for the account of, extend credit to, make any Investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any Property, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate except:

(a) as set forth on Schedule 9.12 (so long as each of the matters described on Schedule 9.12 has been approved by the Board of Directors of the Company and copies of the resolutions of the Board of Directors approving the transactions identified on Schedule 9.12 shall have been delivered to Purchaser);

(b) in the case of Affiliates who are not Credit Parties, arms-length transactions in the ordinary course of business; or

(c) as otherwise expressly permitted under Section 9.9 or 9.30(d).

9.13 Suspension. Suspend or terminate any substantial portion of the business in which the Credit Parties are engaged on the Closing Date.

9.14 Compensation. Increase, at any time, any fees (whether in the form of cash, equity incentives or otherwise) including, without limitation, the annual, per-meeting or other periodic fees paid to the members of its Board of Directors from the fees payable to such members on the Closing Date (which fees are set forth on Schedule 9.14) other than annual increases not to exceed 10% per annum in the aggregate.

9.15 Use of Proceeds. Use the proceeds of the Note for any purpose other than as set forth in Section 5.18.

9.16 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without the Company providing thirty (30) days prior written notification thereof to the Collateral Agent and so long as, at the time of such written notification, the applicable Credit Party provides any financing statements necessary to perfect and continue perfected Purchaser’s Liens and also provides to the Collateral Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party unless the Collateral Agent has received an executed bailee letter from the applicable Person in form and substance reasonably satisfactory to the Collateral Agent.

9.17 Securities Accounts. Establish or maintain any Securities Account unless the Collateral Agent shall have received a satisfactory Control Agreement in respect of such Securities Account, except for any Securities Account pledged to the Senior Lender prior to the Closing Date and subject to a Lien securing the Obligations under the Transaction Documents subject to the Intercreditor Agreement. The Credit Parties shall not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, the Credit Parties may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

9.18 Financial Covenants.

(a) Minimum Consolidated EBITDA. Permit Consolidated EBITDA of the Company, as of the end of each fiscal quarter of the Company, to fall below the levels set forth below opposite each such fiscal quarter of the Company with respect to the period of four consecutive fiscal quarters of the Company ending on such fiscal quarter; provided that for purposes of calculating the Consolidated EBITDA for the third fiscal quarter in 2003, the Consolidated EBITDA for the fourth fiscal quarter in 2002 shall be ($375,000):

Fiscal Quarter	Minimum Consolidated EBITDA
FQ3 2003	$2,500,000
FQ4 2003	$3,500,000
FQ1 2004	$4,500,000
FQ2 2004	$6,250,000
FQ3 2004	$7,750,000
FQ4 2004	$10,000,000
FQ1 2005	$10,250,000
FQ2 2005	$10,500,000
FQ3 2005	$10,750,000
FQ4 2005	$11,000,000
FQ1 2006	$11,000,000
FQ2 2006	$11,000,000
FQ3 2006	$11,000,000
FQ4 2006	$11,000,000
FQ1 2007	$11,000,000
FQ2 2007	$11,000,000
FQ3 2007	$11,000,000
FQ4 2007	$11,000,000

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Company at any time during or as of the end of a fiscal quarter of the Company to exceed the ratio set forth below opposite such fiscal quarter with respect to the period of four consecutive fiscal quarters of the Company ending on such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
FQ4 2003	8.50 : 1.00
FQ1 2004	7.00 : 1.00
FQ2 2004	5.00 : 1.00
FQ3 2004	4.00 : 1.00
FQ4 2004	3.50 : 1.00
FQ1 2005	3.25 : 1.00
FQ2 2005	3.25 : 1.00
FQ3 2005	3.00 : 1.00
FQ4 2005	3.00 : 1.00
FQ1 2006	2.75 : 1.00
FQ2 2006	2.75 : 1.00
FQ3 2006	2.75 : 1.00
FQ4 2006	2.75 : 1.00
FQ1 2007	2.75 : 1.00
FQ2 2007	2.75 : 1.00
FQ3 2007	2.75 : 1.00
FQ4 2007	2.75 : 1.00

(c) Capital Expenditures. Make or commit to make Capital Expenditures, except for Capital Expenditures of the Credit Parties in the ordinary course of business, in an aggregate amount for all Credit Parties not exceeding $2,500,000 in any period of four (4) consecutive fiscal quarters of the Company (measured as at the end of each fiscal quarter of the Company with respect to the period of four (4) consecutive fiscal quarters ending on such date).

9.19 Limitation on Optional Payments and Modifications of Documents. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating any Credit Party to make payments to such Derivatives Counterparty as a result of any change in market value of such Indebtedness other than the prepayment of Indebtedness incurred hereunder, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms (including, without limitation, the subordination terms) of any Indebtedness (excluding the Indebtedness hereunder) (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Credit Parties and (ii) does not involve the payment of a consent fee), or (c) amend or permit the amendment of its Governing Documents in any manner determined by Purchaser to be adverse to Purchaser.

9.20 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Credit Parties of property which has been or is to be sold or transferred by the Credit Parties to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Credit Parties.

9.21 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee, other than (a) this Agreement and the other Transaction Documents, (b) any agreements governing any Permitted Purchase Money Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (c) the agreements contained in the Senior Credit Agreement, as in effect on the date hereof.

9.22 Limitation on Restrictions on Subsidiary Distributions, etc. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party to (a) make Restricted Payments in respect of any Equity of such Credit Party held by, or pay or subordinate any Indebtedness owed to, the Credit Parties, (b) make Investments in the Credit Parties or any other Subsidiary, (c) transfer any of its assets to any other Credit Party or (d) make any payment in connection herewith, except for such encumbrances or restrictions existing hereunder or by reason of (i) any restrictions existing under the Transaction Documents, (ii) any restrictions under paragraphs 14(j) and 14(k) of the Senior Credit Agreement, as in effect on the date hereof, and (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with an Asset Disposition by such Subsidiary.

9.23 Fiscal Year. Change its fiscal year end to a date other than December 31, except in the case of MINDA IMPCO Technologies Limited, MINDA IMPCO Limited, IMPCO-BERU Technologies B.V., IMPCO-BERU Technologies GmbH, and IMPCO-BERU Technologies S.A.R.L., which shall change their respective fiscal years to December 31 effective as of January 1, 2004.

9.24 Partnerships and Joint Ventures. Except as set forth in Schedule 9.24 or as otherwise permitted by Sections 9.11(c) or 9.11(d), become a general or limited partner in a partnership or a joint venturer in any joint venture, or permit any Credit Party or any other Subsidiary to do so.

9.25 Solicitation.

(a) No Credit Party nor any Person acting on its behalf will directly or indirectly offer or sell the Securities by any form of general solicitation or general advertising (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television or radio or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising).

(b) No Credit Party nor any Person acting on behalf of such Credit Party will, either directly or indirectly, sell or offer for sale to, or otherwise approach or negotiate in respect thereof with, any Person any Securities except as contemplated by this Agreement, and neither any Credit Party nor any Person acting on its behalf (other than Purchaser and their Affiliates) will sell or offer for sale to any Person any Securities or any other similar security of the Company, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of any of the Securities within the registration or prospectus delivery requirements of Section 5 of the Securities Act.

9.26 Margin Stock. Use the proceeds of the Securities for purchasing or carrying any “margin stock” (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Credit Parties in a violation of Regulation X or to involve any broker or dealer in the violation of Regulation T.

9.27 Investment Company Act. None of the Credit Parties shall become an “investment company” or under the control of an “investment company” as such terms are defined in the Investment Company Act.

9.28 Consulting Fees. Pay, or agree or commit to pay (in writing or otherwise), consulting fees or expenses pursuant to any agreement for management, consulting or other similar services in excess of $100,000 to any Person in any fiscal year, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

9.29 Other Obligations. (a) Fail to perform or observe, or permit any of its Affiliates to fail to perform or observe, any negative covenants, agreements or any other obligations of the Credit Parties or such Affiliates contained in (i) the Senior Credit Documents, and (ii) the Existing Notes and (b) amend, waive or otherwise modify, or permit any of its Affiliates to amend, waive or otherwise modify, any term or condition of any of such documents without the prior written consent of Purchaser.

9.30 Credit; Outstanding Receivables.

(a) Extend credit to any Account Debtor in respect of sales or account receivables other than in the ordinary course of business; provided that in no circumstances shall the amount of credit extended to any Account Debtor and its Affiliates (other than United Parcel Service, Inc., Nacco Material Handlings, Mitsubishi Caterpillar or any Affiliate thereof), individually or in the aggregate, exceed twenty percent (20%) of the aggregate credit extended to all Account Debtors.

(b) Permit U.S. receivables of the Credit Parties (calculated in accordance with GAAP consistent with the Company’s past practice and net of reserves made in accordance with GAAP) that are outstanding for more than ninety (90) days from the date of the invoice thereof to exceed twenty-five percent (25%) of the aggregate U.S. receivables of the Credit Parties.

(c) Permit U.S. payables of the Credit Parties (calculated in accordance with GAAP consistent with the Company’s past practice) to be outstanding for more than ninety (90) days from the date of the invoice thereof to exceed twenty-five percent (25%) of the aggregate U.S. payables of the Credit Parties or $2,000,000 in the aggregate.

(d) Directly or indirectly, extend credit to, or incur Indebtedness otherwise permitted hereunder for the benefit of any Foreign Subsidiary or any Unconsolidated Affiliate of the Company or its Subsidiaries (including but not limited to, the incurrence of any Contingent Obligation), except for credit, Indebtedness or any Contingent Obligation not to exceed, in the aggregate, the amounts set forth below opposite each identified Foreign Subsidiary and Unconsolidated Affiliate or group thereof (including, “Future Foreign Subsidiaries” which for purposes of this subclause (d) shall mean Foreign Subsidiaries of the Company or its Subsidiaries formed after the Closing Date in accordance with Section 9.11(c)):

Foreign Subsidiary	Permitted Credit

IMPCO Technologies Pty Limited IMPCO Technologies (SA) Pty. Ltd. IMPCO Technologies (NSW) Pty. Ltd. IMPCO Fuel Systems Pty Ltd	$1,000,000

IMPCO Technologies Japan, KK	$500,000

Grupo I.M.P.C.O. Mexicano	$5,000,000

IMPCO-BERU Technologies B.V. IMPCO-BERU Technologies GmbH IMPCO-BERU Technologies S.A.R.L. IMPCO-BERU Technologies Limited	$2,000,000

Minda IMPCO Technologies Limited Minda IMPCO Limited CNGC—IMPCO Technologies, LLC Future Foreign Subsidiaries	$1,500,000

9.31 Contingent Obligations. Except as set forth on Schedule 5.23, incur, assume or otherwise be subject to any Contingent Obligations.

9.32 Payment of Existing Indebtedness. Pay any existing Indebtedness of any Credit Party by the issuance of Equity in lieu of such Indebtedness.

9.33 Issuance of Equity. Issue, sell or offer for sale any Equity of the Company (other than Equity that is of a class that is publicly traded) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

9.34 Restricted Financings.

(a) Enter into any financings with General Electric Capital Corporation (GE Capital) or, to the Company’s reasonable knowledge, any affiliate thereof, except as set forth on Schedule 5.26; or

(b) Increase the amount of any financing with General Electric Capital Corporation (GE Capital) or, to the Company’s reasonable knowledge, any affiliate thereof, to an aggregate amount in excess of $2,000,000.

9.35 New Accounts. Open or maintain any bank accounts, except as set forth on Schedule 5.14, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

9.36 Amendments to the Senior Credit Documents. Amend any of the Senior Credit Documents without Purchaser’s prior written consent except for (a) amendments to increase the interest rate under the Senior Credit Documents as of the date hereof up to three percent (3%), in the aggregate, or (b) amendments that do not have a material negative impact on Purchaser, the rights and benefits of Purchaser under or in connection with any Transaction Document or any Collateral; provided, however, that the Company shall deliver to Purchaser written notice of the amendments permitted under clauses (a) and (b) above at least five (5) Business Days before such amendments become effective.

ARTICLE 10

EVENTS OF DEFAULT

10.1 Events of Default. Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement (and for purposes of this Article 10, BRC shall be deemed a Credit Party and a Subsidiary):

(a) If any Credit Party fails to pay when due and payable or when declared due and payable all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Purchaser, reimbursement of Purchaser’s Expenses, or other amounts constituting Obligations);

(b) If any Credit Party fails to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in, or if there is a “default” or “event of default” under, this Agreement or any of the other Transaction Documents;

(c) If any material portion of any Credit Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or by reason of an act or omission to act by any Credit Party comes into the possession of any third Person;

(d) If (i) any Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(e) If any Credit Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order or other Requirement of Law from continuing to conduct all or any material part of its business affairs to the extent such continuation would be material to the business of the Company as a whole;

(f) If a notice of Lien, levy, or assessment is filed of record with respect to a material portion of any Credit Party’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any Taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Credit Party’s or any of its Subsidiaries’ assets and the same is not paid on the latest permitted payment date thereof;

(g) If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Credit Party’s or any of its Subsidiaries’ properties or assets;

(h) If any Credit Party or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations;

(i) If there is a default by a Credit Party or any of its Subsidiaries under (a) any material agreement to which any Credit Party or any of its Subsidiaries is a party (including, without limitation, the BRC Agreements), (b) the Senior Credit Agreement or (c) the Existing Notes, or any agreement referenced therein or related thereto and such default (i) occurs at the final maturity of the obligations thereunder or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Credit Party’s or its Subsidiaries’ obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

(j) If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made or deemed made to Purchaser by any Credit Party, its Subsidiaries, or any officer, employee, agent, or director of any Credit Party or any of its Subsidiaries other than, in the case of statements relating to a specific date, owing to changes in circumstances that render inaccurate such statements that were accurate and correct in all material respects as of such date;

(k) If the obligation of any Guarantor under its Guarantee is limited or terminated by operation of law or by such Guarantor thereunder, or if any Credit Party shall so assert;

(l) If this Agreement or any other Transaction Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on and security interest in any or all of the Collateral covered hereby or thereby;

(m) If any provision of any Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over any Credit Party, seeking to establish the invalidity or unenforceability thereof, or any Credit Party shall deny that any Credit Party has any liability or obligation purported to be created under any Transaction Document;

(n) If there shall occur any Change of Control; provided, however, that no Event of Default shall occur in connection with a Change of Control occasioned by (i) an underwritten public offering of Common Stock (provided, that the offering price per share of such Common Stock shall be greater than the Exercise Price (as defined in the Warrant Agreement and adjusted in accordance therewith) in effect at the time of such public offering), (ii) a Permitted Disposition, or (iii) a Change of Control that occurs at a time when no Event of Default shall have occurred and be continuing and when the entity that is to survive such Change of Control shall, prior to the consummation of such event, offers to effect (and shall, in the reasonable discretion of Purchaser, have the financial ability to effect) an optional redemption of the Note pursuant to Section 11.1(a);

(o) If (i) any Termination Event shall occur that, when taken together with all other Termination Events that have occurred, could result in a liability to any Credit Party in excess of $100,000; (ii) any Credit Party shall have committed a failure described in Section 302(f)(1) of ERISA and the amount determined under Section 302(f)(3) of ERISA is at least $100,000; (iii) any failure to make full payment (including all required installments) when due of all amounts that, under the provisions of any Benefit Plan or Applicable Law, any Credit Party is required to pay as contributions thereto, which would result in a liability to any Credit Party in excess of $100,000; or (iv) any Credit Party shall have incurred any accumulated funding deficiency (within the meaning of Section 412 of the Code or Section 302 of ERISA) in excess of $100,000, whether or not waived, with respect to any Benefit Plan;

(p) If any Credit Party shall default under a lease obligation in excess of $50,000, in the aggregate, such that the landlord under such lease shall be entitled to place a Lien on any of the Collateral;

(q) If a Material Adverse Change occurs;

(r) If any Credit Party fails to comply in any material respect with the terms of the Strategic Consulting Agreement and such failure shall remain unremedied for five (5) days after the date upon which an Executive Officer of any Credit Party becomes aware or reasonably should have become aware of such failure;

(s) If there is any amendment of any BRC Agreement, which adversely affects Purchaser (in the sole judgment of Purchaser), without the prior written consent of Purchaser; and

(t) If there is any amendment of any of BRC’s governing documents without the prior written consent of Purchaser, unless such amendment, in Purchaser’s reasonable judgment, could not materially affect Purchaser’s right under the Transaction Documents.

10.2 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default (other than an Event of Default with respect to any Credit Party described in Section 10.1(d), in which event, automatically the Obligations shall immediately be due and accelerated and the Note (with accrued interest thereon) and all other amounts owing under this Agreement and the other Transaction Documents shall immediately become due and payable), and at any time thereafter during the continuance of such Event of Default, the Collateral Agent or Purchaser may, by notice to the Company, and subject to the provision of the Intercreditor Agreement, do any one or more of the following, all of which are authorized by the Credit Parties:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Transaction Documents, or otherwise, immediately due and payable; provided that, in the event of an acceleration of the Note prior to the final maturity of the Note, the amount due and owing shall be the Stated Principal Amount (together with accrued and unpaid interest thereon and premium, if any, and any post-Default interest payable pursuant to Sections 2.6 and 10.2(r)) subject to the Intercreditor Agreement.

(b) Cease advancing money or extending credit to or for the benefit of the Credit Parties under this Agreement, under any of the Transaction Documents, or under any other agreement between the Credit Parties and Purchaser;

(c) Terminate this Agreement and any of the other Transaction Documents as to any future liability or obligation of Purchaser, but without affecting any of Purchaser’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Purchaser consider advisable, and in such cases, Purchaser will distribute to the Company only the net amounts received by Purchaser in payment of such disputed Accounts after deducting all Purchaser’s Expenses incurred or expended in connection therewith and, at the option of Purchaser, after application to the Obligations;

(e) Cause any Credit Party to hold all returned Inventory or Equipment in trust for Purchaser, segregate all returned Inventory or Equipment from all other assets of the Credit Parties or in the Credit Parties’ possession and conspicuously label said returned Inventory or Equipment as the property of Purchaser;

(f) Without notice to or demand upon any Credit Party or any Guarantor, make such payments and do such acts as the Collateral Agent or Purchaser consider necessary or reasonable to protect their security interests in the Collateral. Each Credit Party agrees to assemble the Collateral if the Collateral Agent so requires, and to make the Collateral available to the Collateral Agent at a place that the Collateral Agent may designate which is reasonably convenient to the parties. Each Credit Party authorizes the Collateral Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in the Collateral Agent’s determination appears to conflict with the Collateral Agent’s or Purchaser’s Liens and to pay all expenses incurred in connection therewith and to charge the Credit Parties therefor. With respect to any of the Credit Parties’ owned or leased premises, each Credit Party hereby grants the Collateral Agent and Purchaser a non-exclusive royalty free license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Collateral Agent or Purchaser’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to any Credit Party (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the UCC), set off and apply to the Obligations any and all (i) balances and deposits of any Credit Party held by Purchaser, or (ii) Indebtedness at any time owing to or for the credit or the account of any Credit Party held by Purchaser;

(h) Hold, as cash collateral, any and all balances and deposits of any Credit Party held by Purchaser to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein or in any Security Document) the Collateral;

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Credit Parties’ premises) as the Collateral Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(k) The Collateral Agent shall give notice of the disposition of the Collateral as follows:

(i) The Collateral Agent or Purchaser shall give the Company (for the benefit of the applicable Credit Party) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to the Company as provided in Section 14.2, at least ten (10) days before the earliest time of disposition set forth in the notice (and each party hereto agrees that such notice will be deemed reasonable notice); provided, that no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Purchaser may credit bid and purchase at any public sale;

(m) The Collateral Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(n) The Collateral Agent and Purchaser shall have all other rights and remedies available to them at law or in equity or otherwise pursuant to any other Transaction Document;

(o) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Credit Parties. Any excess will be returned, without interest and subject to the rights of third Persons, by Purchaser (for the benefit of the applicable Credit Party);

(p) Upon Purchaser’s written request to the Company, nominate an individual designated by Purchaser to serve as a director of the Company (the “Purchaser Nominee”) in the first election of directors that occurs following the Company’s receipt of such request, whether at an annual or special meeting of stockholders or effected by written consent of the stockholders. The Company shall use its best efforts to cause the Purchaser Nominee to be named as a nominee in such election and elected as a director to the Company’s Board of Directors in a manner consistent with its Governing Documents, the rules and regulations of the NASD and applicable law. In the event the Purchaser Nominee is elected to the Company’s Board of Directors by the stockholders of the Company, the Company shall pay reasonable fees (which fees shall be deemed reasonable if comparable to the fees then being paid to the other directors of the Company) to such Purchaser Nominee.

(q) Upon Purchaser’s written request to the Company, designate an individual designated by Purchaser to serve as a director of BRC (the “Purchaser’s BRC Nominee”) in accordance with the BRC Shareholders Agreement. The Company shall use its best efforts to cause the Purchaser’s BRC Nominee to be elected as a director to BRC’s Board of Directors in a manner consistent with its Governing Documents, the BRC Shareholders Agreement and applicable law. In the event the Purchaser’s BRC Nominee is elected to BRC’s Board of Directors by the stockholders of BRC, the Company shall cause BRC to pay reasonable fees to Purchaser in respect of services of such Purchaser’s BRC Nominee, it being understood that any director designated by Purchaser pursuant to this Section 10.2(q) shall have no right to any fees or other compensation payable to directors of BRC, which fees or other compensation shall be payable solely to Purchaser.

(r) For each month in which a Default or Event of Default under Article 8 or Article 9 shall have occurred and be continuing, increase the rate of interest otherwise payable on the Note by a half of one percent (.50%) for such month up to six (6) months for such Default or Event of Default (in addition to the interest provided for in Section 2.6); provided, that (i) Purchaser shall have provided the Company with a written notice of Default or Event of Default; and (ii) the Company shall have had thirty (30) days from such notice of Default or Event of Default to cure such Default or Event of Default.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Purchaser, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

ARTICLE 11

NOTE REDEMPTION

11.1 Optional Redemption of Note; Change of Control

(a) Upon notice given to the holder of the Note as provided in Section 11.1(c), the Company, at its option, may, at any time after May 31, 2004, redeem the Note in full or in part by paying to the holder an amount equal to the applicable redemption prices (the “Optional Redemption Prices”) set forth below together with accrued and unpaid interest thereon to the date fixed for such redemption, and all Purchaser’s Expenses, if any, associated with such redemption; provided, however, each redemption in part shall be in an aggregate principal amount of at least $50,000. If such redemption is to be made by the Company to the applicable holder during the twelve (12) month period ending on the date set forth below, the Optional Redemption Price shall be determined based upon the percentage of the outstanding principal amount of the Note being redeemed, which corresponds to the period in question, as provided below:

Period On or Before	Optional Redemption Price
May 31, 2005	105.0%
May 31, 2006	102.5%
May 31, 2007	100%

(b) Change of Control. Subject to the subordination provisions of the Intercreditor Agreement, upon the occurrence of a Change of Control (other than a Change of Control that would not constitute an Event of Default hereunder), the holder of the Note shall have the right to require the Company to repurchase the Note. Upon such election by the holder of the Note, the Company shall redeem an amount equal to the lesser of (i) 103.0% of the principal amount thereof outstanding on the date of redemption (together with accrued interest thereon and premium, if any, and all Purchaser’s Expenses, if any, associated with such redemption) or (ii) the amount that would be derived from applying the Optional Redemption Price to the then outstanding principal amount of the Note. Such payment shall be due and payable within forty-five (45) days after the occurrence of such Change of Control.

(c) The Company may give written notice (which shall be irrevocable) of redemption of the Note or any portion thereof not less than ten (10) nor more than sixty (60) days prior to the date fixed for such redemption. Such notice of redemption shall be given in the manner specified in Section 14.2. Upon notice of redemption being given by the Company, the Company covenants and agrees that it will redeem, on the date therein fixed for redemption, the Note or the portion hereof so called for redemption, at the outstanding principal amount thereof or the portion thereof so called for redemption, together with accrued and unpaid interest thereon to the date fixed for such redemption, together with the Purchaser’s Expenses referred to in Sections 11.1(a) and (b).

(d) This Section 11.1 shall not apply to the payment of the Exercise Price (as defined in the Warrant Agreement) pursuant to Section 6(b)(iii) of the Warrant Agreement.

11.2 Excess Cash Flow; Mandatory Redemption. No later than one hundred (100) days after the end of each fiscal year of the Company, commencing with the fiscal year ending on December 31, 2004, the Company shall (a) deliver to Purchaser and the Senior Lender a forecast prepared by the Company and certified by the Chief Financial Officer of the Company that reasonably projects, in Purchaser’s reasonable judgment, the amount of Excess Availability under and as defined in the Senior Credit Agreement (the “Availability Forecast”) by the Company for the immediately following thirty (30) days and (b) at the option of Purchaser and subject to the terms of the Senior Credit Documents, redeem any principal and interest amount outstanding under the Note equal to fifty percent (50%) of the Excess Cash Flow for the fiscal year then ended (if any). Payments made pursuant to this Section 11.2 (such payments, the “Excess Cash Flow Payments,” and each an “Excess Cash Flow Payment”) shall not be construed as subject to the provisions of Section 11.1(a) above; provided that such Excess Cash Flow Payment (or portion thereof) shall be made only to the extent that (i) after giving pro forma effect to such Excess Cash Flow Payment (or portion thereof), the amount of Excess Availability under and as defined in the Senior Credit Agreement shall not be less than $3,000,000 in the aggregate, (ii) the Availability Forecast projects that the amount available to be drawn under the Senior Credit Agreement shall not be less than $3,000,000, in the aggregate, during the related 30-day period and (iii) the amount of Excess Availability under and as defined in the Senior Credit Agreement for the 30-day period immediately preceding such Excess Cash Flow Payment (or portion thereof) shall not be less than $3,000,000 in the aggregate during such 30-day period.

11.3 Exercise of Option by BRC Shareholders; Mandatory Redemption. In the event any call option is exercised by the BRC Shareholders as set forth and in accordance with the BRC Sale and Purchase Agreement pursuant to which one or more of the BRC Shareholders shall purchase any portion of the Equity of BRC then owned by the Company or any of its Affiliates, the Company shall cause BRC to pay the purchase price directly to

Purchaser, and such payment shall redeem any principal and interest amount outstanding under the Note and any other Obligation then due and payable; provided, however, that if such payment exceeds the amount required to repay all accrued and outstanding Obligations, Purchaser shall pay the excess amount to the Company. Payments made pursuant to this Section 11.3 shall not be construed as subject to the provisions of Section 11.1a) above.

11.4 Application of Proceeds. All optional redemptions under this Article 11 shall include payment of accrued and unpaid interest on the principal amount so prepaid and premium, if any, and shall be applied first to all Purchaser’s Expenses and indemnities payable under this Agreement, then to payment of premium, if any, then to payment of default interest, if any, then to payment of accrued interest, and thereafter to principal.

ARTICLE 12

PUT OPTION

12.1 Purchaser Put Option. If the Exercise Price (as defined in the Warrant Agreement) of the Warrant is adjusted pursuant to Section 10(f) of the Warrant Agreement, Purchaser thereafter shall have the right at any time after eighteen (18) months following the Closing Date to put all or any portion of the Warrant to the Company, and the Company shall purchase the shares represented by all or such portion of the Warrant at a purchase price of $2.00 per share; provided that if the Common Stock trades at a price per share greater than the Initial Exercise Price as adjusted pursuant to the last sentence of Section 2.2 by $3.00 or more for ten (10) consecutive trading days after eighteen (18) months following the Closing Date, then the put option set forth in this Section 12.1 shall terminate.

ARTICLE 13

THE COLLATERAL AGENT

13.1 Bison Capital as the Collateral Agent. The parties hereto acknowledge and agree that Bison Capital has entered into certain documents with respect to the Collateral, and is named on financing statements and similar instruments as the secured party, as agent for the benefit of Purchaser (in such capacity, the “Collateral Agent”), and that certain items of Collateral have been, and will be, delivered to the Collateral Agent in accordance with the terms of such documents. It is a condition to Bison Capital’s willingness to act as the Collateral Agent that Purchaser shall have agreed to the provisions of this Section 12.1 as a condition to the transfer to Bison Capital of the Note.

(a) Except as otherwise provided herein, the Collateral Agent may, but shall not be required to, take any action believed by the Collateral Agent to be necessary or advisable to perfect and maintain the perfection and priority of Purchaser’s Liens, without notice to or consent from Purchaser.

(b) The Collateral Agent shall have no obligation whatsoever to Purchaser with respect to the Collateral including, without limitation, to assure that the Collateral exists or is owned by any Credit Party, that such Collateral is cared for, protected or insured, or that Purchaser’s Liens have been created, perfected or have any particular priority. With respect to the Collateral, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion and it shall have no duty or liability whatsoever to Purchaser, except for any losses, claims, damages, liabilities, actions or expenses that are determined by final judgment of a court of competent jurisdiction to result solely from the Collateral Agent’s gross negligence or willful misconduct.

(c) The Collateral Agent shall not be responsible in any manner to Purchaser for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the Properties, Books or records of any Credit Party.

(d) Purchaser shall indemnify the Collateral Agent (to the extent not reimbursed by the Credit Parties and without limiting the obligations of the Credit Parties to do so) ratably according to the aggregate principal amount of the Note held from time to time by Purchaser in effect on the date on which indemnification is sought, from and against any and all losses, claims, damages, liabilities, actions or expenses of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Note) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of, the Obligations, this Agreement, any other Transaction Document or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that Purchaser shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by final judgment of a court of competent jurisdiction to result solely from the Collateral Agent’s gross negligence or willful misconduct. The agreements in this subsection (d) shall survive the termination of this Agreement and the payment in full of the Notes.

(e) The Collateral Agent may resign as the Collateral Agent upon at least thirty (30) days’ prior notice to Purchaser and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as the Collateral Agent. If no successor agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with Purchaser and the Company, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor agent and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Section 12.1 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

13.2 Maintenance of Register. The Company shall maintain at its principal executive office a register (the “Register”) for the registration and registration of transfers of the Note. The name and address of the holder of the Note, each transfer thereof and the name and address of each transferee shall be registered in the Register. Prior to due presentment for registration of transfer, absent manifest error, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. Any transfer of the Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Company shall give to the holder of the Note that is Bison Capital or an institutional investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of the Note.

ARTICLE 14

MISCELLANEOUS

14.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Purchaser, acceptance of the Securities and payment therefor, or termination of this Agreement.

14.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

(a) if to Bison Capital:

Bison Capital Structured Equity Partners, LLC

100 Wilshire Boulevard, Suite 450

Santa Monica, CA 90401

Telecopier No.: (310) 260-6576

Attention:         Mr. Douglas B. Trussler

with a copy to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071

Telecopier No.: (213) 891-8763

Attention:         Dominic Yoong, Esq.

(b) if to the Company:

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, CA 90703

Telecopier No.: (562) 924-8063

Attention:         Mr. Robert M. Stemmler

with a copy to:

Davis Wright Tremaine LLP

2600 Century Square

1501 Fourth Avenue

Seattle, WA 98101

Telecopier No.: (206) 628-7699

Attention: Marcus J. Williams, Esq.

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five (5) Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

14.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, Purchaser may assign any of its rights hereunder and under any of the Transaction Documents to any Person and Purchaser may assign, in whole or in part, the Note or the Warrant to any Person. None of the Credit Parties may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of Purchaser (in their sole discretion), and any such purported assignment by any Credit Party without the written consent of Purchaser shall be void and of no effect. Except as provided in Article 7 with respect to the Indemnified Persons, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

14.4 Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which it is made or given. No amendment, supplement or modification of or to any provision of this Agreement or any of the other Transaction Documents, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally. Except where notice is specifically required by this Agreement, no notice to or demand on the Company, any of its Subsidiaries or any other Credit Party in any case shall entitle the Company, any such Subsidiary or any such other Credit Party to any other or further notice or demand in similar or other circumstances.

14.5 Signatures; Counterparts. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original and unless otherwise specifically provided therein shall be effective upon confirmed transmission. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

14.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

14.8 Determinations, Request or Consents. All determinations, requests, consents, waivers or amendments to be made by Purchaser in their opinion or judgment or with its approval or otherwise pursuant to the Transaction Documents shall be made with respect to the Note and the Warrant, by Purchaser.

14.9 Jurisdiction, Jury Trial Waiver, Etc. EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA LOCATED IN THE CITY OF LOS ANGELES, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF CALIFORNIA, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH IN SECTION 14.2 OR AT SUCH OTHER ADDRESS OF WHICH THE COLLATERAL AGENT AND THE PURCHASER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION;

(e) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

(f) WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.10 Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

14.11 Entire Agreement. This Agreement and the other Transaction Documents (together with the exhibits and schedules hereto and thereto), is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

14.12 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

14.13 Further Assurances. Each of the Credit Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignments by Purchaser of a portion of the Securities to a Person not currently a party hereto.

14.14 No Usurious Interest. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Note, together with all fees, charges and other amounts which are treated as interest on the Note under applicable law (collectively, the “Charges”) shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the holder of the Note, the rate of interest payable in respect of the Note, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Note but were not payable as a result of the operation of this Section 14.16 shall be cumulated and the interest and Charges payable to Purchaser in respect of any other Notes shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon from the Closing Date to the date of repayment, shall have been received by the holder.

14.15 Suretyship Waivers. Each of the Credit Parties hereby waives any and all defenses applicable or available to guarantors or sureties whether arising as a result of the joint and several nature of the obligations of the Credit Parties hereunder or otherwise. Without limiting the generality of the foregoing, the waivers of the Guarantors set forth in Section 6 of the Guarantee are hereby incorporated herein by this reference mutatis mutandis and such waivers shall be deemed to be made by the Credit Parties hereunder as if such waivers had been expressly set forth herein.

14.16 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement or such other Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

14.17 Acknowledgments. Each of the Credit Parties hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Transaction Documents;

(b) neither the Collateral Agent nor Purchaser has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between the Collateral Agent and Purchaser, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the Collateral Agent and Purchaser or among the Credit Parties and Purchaser except for rights created by the Operating Agreement.

14.18 Survival of Rights. This Agreement shall remain in effect by and among the Company and Purchaser so long as Purchaser holds any interest in the Note or the Warrant.

14.19 Joint and Several Liability. The Credit Parties shall be liable for all amounts due to the Collateral Agent and/or Purchaser under the Note or this Agreement, regardless of which Credit Party actually receives the proceeds from the sale of the Securities or the manner in which the Collateral Agent and/or Purchaser account for the Securities on its books and records. Each Credit Party’s Obligations with respect to the Securities, and each Credit Party’s Obligations arising as a result of the joint and several liability of the Credit Parties hereunder, with respect to the Securities, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Credit Party. Each Credit Party’s Obligations arising as a result of the joint and several liability of the Credit Parties hereunder with respect to the Securities shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Credit Parties or of any promissory note or other document evidencing all or any part of the Obligations of the other Credit Parties, (b) the absence of any attempt to collect the Obligations from the other Credit Parties, any other Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by the Collateral Agent and/or Purchaser with respect to any provision of any instrument evidencing the Obligations of the other Credit Parties, or any part thereof, or any other agreement now or hereafter executed by the other Credit Parties and delivered to the Collateral Agent and/or Purchaser, (d) the failure by the Collateral Agent and/or Purchaser to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral for the Obligations of the other Credit Parties, (e) the Collateral Agent’s and/or Purchaser’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section-1111(b)(2) of the Bankruptcy Code, (f) any borrowing or grant of a security interest by the other Credit Parties, as debtors-in-possession under Section 364 of the Bankruptcy Code, (g) the disallowance of all or any portion of the Collateral Agent’s and/or Purchaser’s claim(s) for the repayment of the Obligations of the other Credit Parties under Section 502 of the Bankruptcy Code, or (h) any other circumstances which might constitute a legal or equitable discharge or defense of a Guarantor or of the other Credit Parties. With respect to each Credit Party’s Obligations arising as a result of the joint and several liability of the Credit Parties hereunder with respect to the Securities, each Credit Party waives, until the Obligations shall have been indefeasibly paid in full and the Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Collateral Agent and/or Purchaser now has or may hereafter have against such Credit Party, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Collateral Agent and/or Purchaser to secure payment of the Obligations or any other liability of the Credit Parties to the Collateral Agent and/or Purchaser. Upon and during the continuance of any Event of Default, the Collateral Agent may proceed directly and at once, without notice, against any Credit Party to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Credit Party or any other Person, or against any security or collateral for the Obligations. Each Credit Party consents and agrees that the Collateral Agent shall be under no obligation to marshal any assets in favor of such Credit Party or against or in payment of any or all of the Obligations.

14.20 Contribution and Indemnification among the Credit Parties. To the extent that any Credit Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations relating to the Note incurred directly and primarily by any other Credit Party (an “Accommodation Payment”), then the Credit Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Credit Parties in an amount, for each of such other Credit Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Credit Party’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Credit Parties. As of any date of determination, the “Allocable Amount” of each Credit Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Credit Party hereunder without (a) rendering such Credit Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code Section of the Uniform Fraudulent Transfer Act (the “UFTA”), or Section 2 of the Uniform Fraudulent Conveyance Act (the “UFCA”), (b) leaving such Credit Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Credit Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations.

14.21 Additional Rights of Contribution. Each Credit Party hereby agrees that to the extent that any individual Credit Party or entity obligated hereunder shall have paid an amount hereunder or pursuant to this Agreement which would, but for this provisions, render such Credit Party or entity insolvent for purposes of state or federal fraudulent conveyance laws, such Credit Party shall be entitled to seek and receive contribution from and against any other Credit Party hereunder to the extent such contribution would not render such other Credit Party insolvent. The provisions of this Section 14.21 shall in no respect limit the obligations and liabilities of any Credit Party to Collateral Agent and Lenders and each Credit Party shall remain liable to Collateral Agent and Lenders for the full amount of such Credit Party’s Obligations hereunder.

14.22 Agency of the Company for each other Credit Party. Each of the other Credit Parties appoints the Company as its agent for all purposes relevant to this Agreement, including (without limitation) the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all of the Credit Parties acting singly or jointly, or both, shall be valid and effective if given or taken only by the Company, whether or not any of the other Credit Parties joins therein.

14.23 Expenses. The Credit Parties agree to pay from time to time immediately upon demand (i) all Purchaser’s expenses and all reasonable out-of-pocket costs and expenses incurred by Purchaser, including the reasonable fees, charges and disbursements of counsel, in connection with the preparation, execution, delivery, funding and administration of the Transaction Documents or any amendments, modifications or waivers of the provisions thereof and the perfection or priority of any Lien granted pursuant to any Security Document, (ii) all out-of-pocket costs and expenses incurred by Purchaser, including the reasonable fees, charges and disbursements of any counsel, in connection with the enforcement or protection of its rights or remedies under the Transaction Documents, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of the Securities and (iii) all out-of-pocket costs and expenses incurred by Purchaser, including the reasonable fees, charges and disbursements of any counsel, in connection to the monitoring of the Securities, including any related Taxes and fees in connection thereto, in each of clauses (i), (ii) and (iii), including, but not limited to, all due diligence, syndication or other expenses, including distribution, rating agency, messenger, audit, insurance, search, filing and recording fees.

14.24 Prevailing Party; Attorney’s Fees. If any party hereto commences any action against any other party hereto with respect to the enforcement or interpretation of any of the Transaction Documents, then the prevailing party in such action shall be entitled to an award of its costs of litigation, including reasonable attorney’s fees.

14.25 Certain Covenants of Purchaser.

(a) Neither Purchaser nor any Person acting on its behalf will directly or indirectly offer or sell the Securities by any form of general solicitation or general advertising with respect to the Securities (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television or radio or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising) unless and until a registration statement covering the sale of such shares has been declared effective by the SEC or if registration of such shares is otherwise not then required.

(b) Neither Purchaser nor any Person acting on behalf of such Purchaser will, either directly or indirectly, sell or offer for sale to, or otherwise approach or negotiate in respect thereof with, any Person any Securities or any other similar security of the Company except as contemplated by this Agreement, in each case so as thereby to bring the sale of or offer to sell any of the Securities within the registration or prospectus delivery requirements of Section 5 of the Securities Act.

(c) For the avoidance of doubt, nothing in this Section 14.25 shall restrict in any way Purchaser’s rights under the Registration Rights Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

BISON CAPITAL STRUCTURED EQUITY PARTNERS, LLC, a Delaware limited liability company

By:
Name: Douglas B. Trussler
Title: Executive Vice President

IMPCO TECHNOLOGIES, INC., a Delaware corporation

By:
Name: Robert M. Stemmler
Title: President and Chief Executive Officer

SECURITIES PURCHASE AGREEMENT

Schedule 1

Securities

Note	Principal Amount
$20,000,000

Purchase Price
$15,850,000
Total:	$15,850,000

Warrant	Shares of Common Stock
500,000
($0.001 par value per share)
Total:	500,000

Purchase Price
$1,400,000
Total:	$1,400,000

Schedule 1

Schedule 8.2

Reporting Package

Flash Sales Reports

Any flash sales reports that the Company may issue from time to time within five (5) days of such issuance.

Borrowing Base Certificate and Reports - Weekly

Any Borrowing Base Certificate and related weekly reports that is delivered to the Senior Lender in accordance with paragraph 11(a) of the Senior Credit Agreement.

Monthly Reports

Within thirty (30) days (or forty-five (45) days in the case of a month that is the end of a fiscal quarter) after the end of each month:

1. a Company prepared consolidated and consolidating balance sheet, income statement, and statement of cash flow covering the Company’s and its Subsidiaries’ operations during such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year;

2. a certificate signed by each Chief Financial Officer of the Company to the effect that:

(a) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of the Company and its Subsidiaries,

(b) the representations and warranties of the Credit Parties contained in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(c) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Credit Parties have taken, are taking, or propose to take with respect thereto);

3. a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such month with the financial covenants contained in Section 9.18;

Schedule 8.2

4. an income statement for such month and year-to-date on a consolidated and consolidating basis and by division, with comparative information relative to the same month and year-to-date during the immediately preceding fiscal year;

5. an income statement for such month and year-to-date on a consolidated and consolidating basis and by division, with comparative information relative to the Budget for the same month and on a year-to-date basis;

6. a cash flow statement, both domestic and consolidated, for such month and on a year-to-date basis and for the same month and year-to-date for the immediately preceding year;

7. Any estimate of backlog that the Company may produce for each division on a monthly basis;

8. any report made or notice given by any Credit Party under the Senior Credit Agreement during such month;

9. any report received by any Credit Party from any of its Affiliates or Subsidiaries (including Foreign Subsidiaries) during such month; and

10. such other information as may at any time be requested by Purchaser, to monitor such critical success factors of the Credit Parties as have been agreed as between the Credit Parties and Purchaser are needed to be achieved in order for any Credit Party to meet their financial projections, including, without limitation, aged backlog, receivables aging and payables aging.

Quarterly Reports

Within forty-five (45) days after the end of each quarter, a copy of the Company’s Quarterly Report on Form 10-Q for the preceding quarter and such other information as Purchaser may request.

Schedule 8.2